UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) February 13, 2007

                          DEEP FIELD TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

         New Jersey                     333-120506              20-1862733

(State or other Jurisdiction of   (Commission File Number)    (IRS Employer
        Incorporation)                                      Identification No.)

  2222 Second Street, Fort Myers, Florida              33901
     (Address of Principal Executive                 (Zip Code)
                Offices)

                                 (239) 437-5235
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01 Entry Into A Material Definitive Agreement.

      Please see Item 2.01 herein below.

Item  1.02 Termination Of Material Definitive Agreement.

      Please see Item 2.01 herein below.

Item  2.01 Completion Of Acquisition Or Disposition Of Assets.

      Exchange Agreement

      On February 13, 2007 (the "Transaction Date"), Deep Field Technologies, Inc. (the "Registrant") completed its acquisition of Beijing Sino-US Beijing Jinche Yingang Auto Technological Services, Ltd. ("AutoMart" and together with the Registrant, the "Company"), a cooperative joint venture organized under the laws of The People's Republic of China. The Registrant, AutoMart and those certain joint venture participants named therein (the "JV Participants") executed that certain Amended and Restated Securities Exchange Agreement on January 25, 2007 (the "Exchange Agreement") pursuant to which the JV Participants agreed to transfer to the Registrant, and the Registrant agreed to acquire from the JV Participants, ninety-five percent (95%) of the outstanding equity interests of AutoMart and all voting and economic rights, benefits and obligations (other than the right to receive distributions in connection with ;a liquidation, sale or other transfer, in whole, of AutoMart) of the remaining five percent (5%) interest in exchange for (a) Eighty-Three Million Eighty-One Thousand Six Hundred Thirty-Five (83,081,635) shares of the Registrant's Class A common stock, no par value per share (the "Common Stock"), (b) Two Million (2,000,000) shares of the Registrant's Class B common stock, par value $0.01 per share (the "Class B Common") and (c) the assumption by the Registrant of all obligations of Mayflower Auto Group LLC ("Mayflower") with respect to the issuance by Cornell Capital Partners, LP ("Cornell") to Mayflower of certain promissory notes equal to Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) (the "Mayflower Notes"). As a result of the consummation of the Exchange Agreement, and pending the satisfaction of certain notice requirements under applicable New Jersey corporate law (the "Notice"), the former holders of AutoMart capital stock (the JV Participants) shall beneficially own over ninety percent (90%) of the total outstanding voting securities of the Registrant. Such Notice was mailed to Registrant's stockholders on February 8, 2007 and the securities shall be exchanged on February 28, 2007. For accounting purposes, the transaction is classified as a reverse merger which AutoMart is considered the acquirer (hereinafter referred to as the "Merger").

      Asset Purchase Agreement

      In connection with the transactions consummated by the Exchange Agreement, the Registrant entered into an asset purchase agreement (the "APA") with iVoice, Inc. ("iVoice") on the Transaction Date pursuant to which the Registrant assigned, transferred and delivered to iVoice on an "as is, where is" basis, and iVoice purchased from the Registrant on an "as is, where is" basis, all of the Assets (as such term is defined in the APA) relating to the Registrant's unified messaging business, free and clear of all encumbrances and liens, in exchange for the payment by iVoice to the Registrant of One Dollar ($1.00). A copy of the APA and the Bill of Sale are attached hereto as Exhibits 10.2 and 10.3, respectively.

      Consulting Agreements

      In connection with the transactions contemplated by the Exchange Agreement, the Registrant entered into Consulting Agreements, each dated as of the Transaction Date, with each of: (a) Mr. Mark Meller, pursuant to which Mr. Meller shall provide general corporate finance, advisory and other similar consulting services to the Registrant for a term of six (6) months in exchange for the payment by the Registrant to Mr. Meller of One Million (1,000,000) shares of Common Stock, which Common Stock shall be issued to Mr. Meller on the Effective Date (as defined therein), and shall be deemed fully earned and not redeemable by the Company, including upon any termination of the Consulting Agreement, after such issuance; (b) Mr. Jerome Mahoney, pursuant to which Mr. Mahoney shall provide general corporate finance, advisory and other similar consulting services to the Registrant for a term of six (6) months in exchange for the payment by the Registrant to Mr. Mahoney of One Million (1,000,000) shares of Common Stock, which Common Stock shall be issued to Mr. Mahoney on the Effective Date (as defined therein) and shall be deemed fully earned and not redeemable by the Company, including upon any termination of the Consulting Agreement, after such issuance; (c) iVoice, pursuant to which iVoice shall provide general corporate finance, advisory and other similar consulting services to the Registrant for a term of six (6) months in exchange for the payment by the Registrant to iVoice of Four Million (4,000,000) shares of Common Stock, which Common Stock shall be issued to iVoice on the Transaction Date and shall be deemed fully earned and not redeemable by the Registrant, including upon any termination of the Consulting Agreement, after such issuance; (d) MM2 Group, Inc. ("MM2"), pursuant to which MM2 shall provide general corporate finance, advisory and other similar consulting services to the Registrant for a term of six (6) months in exchange for the payment by the Registrant to iVoice of Four Million (4,000,000) shares of Common Stock, which Common Stock shall be issued to MM2 on the Transaction Date and shall be deemed fully earned and not redeemable by the Registrant, including upon any termination of the Consulting Agreement, after such issuance.

      The Registrant has agreed to register the 2,000,000 shares of Common Stock issued to Mssrs. Meller and Mahoney on Form S-8, at the Registrant's expense, with the U.S. Securities and Exchange Commission (the "SEC") on such date that is not later than seventy (70) days after the Transaction Date. Each Consulting Agreement includes customary non-disclosure and non-solicitation provisions which shall remain enforceable for a period of six (6) months following the termination of each Consulting Agreement.

      Termination & Settlement Agreements

      In connection with the transactions contemplated by the Exchange Agreement, the Registrant entered into Termination & Settlement Agreements with each of (a) Mr. Meller, pursuant to which (i) Mr. Meller resigned from his positions as President, Chief Executive Officer, Chief Financial Officer and as a member of the Board of Directors of the Registrant, (ii) the Registrant and Mr. Meller agreed to settle all obligations owing by the Company to Mr. Meller, including, without limitation, all obligations under Mr. Meller's October 1, 2004 Employment Agreement, in exchange for the issuance by the Registrant to Mr. Meller of the One Million (1,000,000) shares of Common Stock issued pursuant to Mr. Meller's Consulting Agreement as described herein above and (iii) the Registrant and Mr. Meller terminated Mr. Meller's October 1, 2004 Employment Agreement and (b) Mr. Mahoney, pursuant to which (x) Mr. Mahoney resigned from his position as Chairman of the Board of Directors of the Registrant, (y) the Registrant and Mr. Mahoney agreed to settle all obligations owing by the Company to Mr. Mahoney, including, without limitation, all obligations under Mr. Mahoney's August 3, 2004 Employment Agreement, in exchange for the issuance by the Registrant to Mr. Mahoney of the One Million (1,000,000) shares of Common Stock issued pursuant to Mr. Mahoney's Consulting Agreement as described herein above and (z) the Registrant and Mr. Mahoney terminated Mr. Mahoney's August 3, 2004 Employment Agreement.

      Assignment Agreement

      On the Transaction Date, the Registrant assumed all obligations of Mayflower with respect to the issuance by Cornell to Mayflower of the Mayflower Notes equal to Three Million Three Hundred Fifty Thousand Dollars ($3,350,000). Pursuant to that certain Assignment Agreement, by and among the Registrant, Mayflower and Cornell (the "Assignment Agreement"), upon the assumption by the Registrant of the Mayflower Notes, 23,800,000 shares of Common Stock and 600,000 shares of Class B Common were pledged, as well as all of Registrant's assets, to secure the Mayflower Notes. Furthermore, the Registrant issued to Cornell (a) a warrant to purchase 25,000,000 shares of Common Stock at an exercise price of $0.10 per share for a period of five (5) years, (b) a warrant to purchase 10,000,000 shares of Common Stock at an exercise price of $0.15 per share for a period of five (5) years, (c) a warrant to purchase 7,500,000 shares of Common Stock at an exercise price of $0.20 per share for a period of five (5) years,
(d) a warrant to purchase 6,000,000 shares of Common Stock at an exercise price of $0.25 per share for a period of five (5) years and (e) a warrant to purchase 5,833,333 shares of Common Stock at an exercise price of $0.30 per share for a period of five (5) years.

                     I. Description of Business of AutoMart

      The following information set forth below relates to the business of AutoMart, and references below to "we", "our" and "us" are references to AutoMart. The following may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are identified by words such as "believe", "anticipate", "expect", "intend", "plan", "will", "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The Registrant wishes to caution readers that these forward-looking statements are only predictions and that the business of the Registrant is subject to significant risks.

      AutoMart was formed on August 5, 2005 as a cooperative joint venture organized under the laws of The People's Republic of China to engage in the business of automobile painting and repairs, sales of automobile parts, accessories and supplies and sales of automobile insurance in China. The parties to the joint venture are Beijing Jinche Yingang Automobile Services Center ("Jinche"), a corporation duly registered and existing under the laws of the People's Republic of China, Mayflower, a company organized under the laws of the State of Delaware of the United States of America and Mr. Chuen Kin Quek, an individual resident of the State of Massachusetts of the United States of America. Jinche had previously acquired all of the operating assets and business of Beijing Shang Fang Weije Car Sale Co., Ltd., which is registered and existing under the laws of the People's Republic of China. Subsequent to the formation of AutoMart, management duly registered, and began operating under, the trade name "AutoMart".

      AutoMart currently operates twelve (12) automotive repair centers in locations throughout Beijing. Operating activities at these centers include the painting and repair of automobiles, sales of automotive parts, accessories and supplies, and the sale of automotive insurance.

      As of January 19, 2007, AutoMart employed four hundred eighty-nine (489) full-time employees. This includes twenty-one (21) executive and management personnel, fifty-one (51) office staff and four hundred sixteen (416) in the operating facilities. All employees are located in the Beijing area.

          II. Management's Discussion and Analysis or Plan of Operation

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements as of December 31, 2005 and the years ended December 31, 2005 and 2004 and reviewed financial statements as of September 30, 2006 and the nine (9) months ended September 30, 2006 and 2005 and related notes included as exhibits herein. This discussion contains forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements are not guarantees of performance. Actual results or events may differ materially from those anticipated in these forward-looking statements as a result of various factors. Information in the following discussion for a yearly period means for the year ended December 31 of the indicated year.

      Background

      AutoMart currently operates twelve (12) automotive repair centers in locations throughout Beijing. Operating activities at these centers include the painting and repair of automobiles, sales of automotive parts, accessories and supplies, and the sale of automotive insurance.

      We intend to begin expanding our current facilities as well as adding new operating facilities beginning in the second quarter of 2007. This expansion will be in the general area of Beijing.

      We have incurred substantial operating losses from the previous year due in large part to our expansion in the latter half of 2005 and the additional legal, professional and administrative costs associated with the negotiation and execution of the Exchange Agreement.

      Critical Accounting Policies and Estimates

      Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements. We have identified the accounting policies that we believe require application of management's most subjective judgments, often requiring the need to make estimates about the effect of matters that are estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in note 2 of the notes to consolidated financial statements included in this report, we believe that the following accounting policies require the application of significant judgments and estimates:

      Revenue Recognition. Revenue is recognized upon delivery and acceptance of automobile repair services by its customers and the insurance policies being executed and become effective, provided that the other conditions of sales, as established by the SEC's Staff Accounting Bulletin ("SAB") No. 104, are satisfied: (1) Persuasive evidence of an arrangement exists; (2) Delivery has occurred, upon shipment when title passes, or services have been rendered; (3) The seller's price to the buyer is fixed or determinable; and (4) Collectibility is reasonably assured.

      Currency Reporting. Amounts reported in the accompanying combined financial statements and disclosures are stated in U.S. Dollars, unless stated otherwise. The functional currency of AutoMart, which accounted for most of our operations, is reported in Renminbi ("RMB"). Foreign currency transactions (outside PRC) during the nine (9) months ended September 30, 2006, and 2005 and the years ended December 31, 2005 and 2004 are translated into RMB according to the prevailing exchange rate at the transaction dates.

For the purpose of preparing the financial statements, the assets and liabilities of AutoMart have been translated into U.S. dollars at the current rate as of year end or period end, the contributed capital has been translated into U.S. dollars at the historical rates and the combined statements of operations (loss) have been translated into U.S. dollars at the weighted average rates during the periods the transactions were recognized.

The resulting translation gain (loss) adjustments are recorded as other comprehensive income in the combined statements of operations and comprehensive income and as a separate component of statements of stockholders' equity.

      Allowance for Doubtful Accounts. AutoMart maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Allowance for doubtful accounts is based on ou assessment of the collectibility of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer's credit worthiness deteriorates, or our customers' actual defaults exceed historical experience, Our estimates could change and impact its reported results. We have not experienced any significant amount of bad debt in the past.

      Inventories. Inventories are stated at lower of cost (using the first-in, first-out method) or market. We continually evaluate the composition of its inventories, assessing slow-moving and ongoing products. Our products contain parts and paints used for auto repairs. Our inventories include primarily repair parts which can be commonly used on most of the auto repairs. Certain parts which are exclusively used for certain models of automobiles are ordered as needed, therefore we did not provide any reserve for slow-moving and obsolete inventories.

      Results of Operations for the Nine (9) Months Ended September 30, 2006 Compared With Nine (9) Months Ended September 30, 2005 (Unaudited)

      AutoMart recognized revenue in the amount of $3,665,990 for the nine (9) months ended September 30, 2006 related to sales of insurance and auto repair services, compared with $1,182,178 for the same period in 2005, an increase of $2,483,812 or 210%. The increase was primarily due to increase of repair services performed through the expansion of facilities and market penetration, in accordance with management's plan. The majority of our new facilities were opened in the fourth quarter of 2005. We expect the repair revenues continue to increase as more new facilities are expected to be opened in 2007 and overall market growth in the auto repair industry in China.

      Gross profit for the nine (9) month period ended September 30, 2006 was $1,744,489 compared with $728,044 for the same period in 2005, an increase of $1,016,445 or 140%. The increase was due to increased revenues. Gross profit as a percentage of revenues declined from 62% for 2005 to 48% for 2006, due to higher overhead costs including rents for the new facilities and depreciation on leasehold improvements on facilities. We expect the gross profit in amount and in percentage continue to increase as the overhead cost related to the facilities will remain stable as the revenues increase.

      Selling expenses were $1,030,491 for the nine (9) month period ended September 30, 2006, compared with $116,479 for the same period in 2005, an increase of $914,012 or 785%. The substantial increased reflects the costs related to increased volume as well as management's efforts to attract repair business from both retail and institutional sources. We expect the selling expenses continue to increase as the revenues increase in the next twelve (12) months.

      General and administrative expenses were $1,095,705 for the nine (9) months ended September 30, 2006 compared with $345,020 for the nine (9) months ended September 30, 2005, an increase of $750,685 or 218%. The increase was due to expansion of administrative staff related to the addition of new facilities and to allow future business expansion. Audit and other professional costs associated with the preparation for the Exchange Agreement described herein also accounted for a substantial part of this increase. We expect the selling expenses continue to increase as professional fees will continue to increase now that AutoMart is the chief operating and majority-owned subsidiary of a U.S. publicly-traded entity.

      Merger cost of $148,102 for the nine (9) months ended September 30, 2005 included primarily legal cost related to legal services with respect to setting up legal structure in China in order to consummate the Exchange Agreement. We incurred no such cost in 2006 as all the related services were performed in 2005 and we do not expect to incur any Merger cost in the next twelve (12) months.

      Miscellaneous income were approximately $47,000 during the nine (9) months ended September 30, 2006 compared to $5,700 during the nine (9) months ended September 30, 2006, an increase of $41,300 or 725%. We sold certain inventories, which were originally used for its micro paint repair. We made the determination to cease the micro paint repair in 2006 and therefore we sold majority part of our micro paint inventories in 2006. Since such sales were not AutoMart's typical line of business, they were classified as part of non-operating income.

      Income taxes decreased by $86,985 from $86,985 during the nine (9) months ended September 30, 2005 to $0 during the nine (9) months ended September 30, 2005. We incurred losses during the nine (9) months ended September 30, 2006 and therefore there was $0 income tax provision during the period. We expect to generate income in the second half of 2007 and consequently income tax provision is expected to be increased as the operating results become positive.

      Discontinued operations included the operating results of the discontinued wholesale business of auto repair parts. We made the determination in January 2006 to discontinue our wholesale business.

      Results of Operations For The Year Ended December 31, 2005 Compared With The Year Ended December 31, 2004

      Revenues for the year ended December 31, 2005 were $9,298,885, compared with $5,134,322 for the year ended December 31, 2004. The increase in revenues was primarily due to the expansion of operations during 2005. AutoMart opened seven (7) facilities during 2005 and most of those were opened during the second half of 2005.

      Gross profit for 2005 was $1,412,416 compared with $1,119,445 for 2004, an increase of $292,971 or 26%. Gross profit as a percentage of revenues declined from 22% for 2005 to 15% for 2004. The relatively lower margin for 2005 as a percentage of revenue is because of significant increases in rent expense and depreciation expense related to new auto repair facilities, and substantially all of the increase in revenue in 2005 is due to auto repair services, which produces lower margins than insurance policy sales.

      Selling expenses increased from $169,867 for 2004 to $238,730 for 2005, an increase of $68,863, or 41%. The increase was primarily due to increase of headcounts of sales representatives during 2005 in relations to the expansions in the second half of 2005.

      General and administrative expenses increased from $307,519 for 2004 to $994,223 for 2005, an increase of $686,704 or 223%. The increase was due to expansion of administrative staff related to the addition of new facilities and to allow future business expansion. Audit and other professional costs associated with preparation for the Exchange Agreement described herein also accounted for a substantial part of this increase. We expect the selling expenses continue to increase as professional fees will continue to increase now that AutoMart is the chief operating and majority-owned subsidiary of a U.S. publicly-traded entity.

      Income taxes decreased from $250,325 for 2004 to $149,109 for 2005, an increase of $101,216 or 40%. The decrease was due to decrease of pretax income.

      Other comprehensive income increased from $0 for 2004 to $18,924, an increase of $18,924. The exchange rate between the RMB and U.S. dollars began to fluctuate beginning the second half of 2005 which. Other comprehensive income represents the effect of the change of foreign currency exchange rate.

      Liquidity and Capital Reserves

      Net cash provided by (used for) operating activities for the nine (9) months ended September 30, 2006 totaled $48,795 compared to $(586,826) for the nine (9) months ended September 30, 2005, an increase of $635,621. The improvement was due to increase in accounts payable and accrued expenses, and the reduction of prepaid expenses related to facilities rents.

      Net cash  used for  investing  activities  for the nine (9)  months  ended
September 30, 2006 was $256,708, compared to $17,867 for the same period in 2005, an increase of $238,841. The increase of net cash used was due to increased expenditures for leasehold improvements and equipment related to the opening of new facilities.

      Net cash provided by financing activities for the nine (9) months ended September 30, 2006 was $155,861, compared with $1,350,479 for the nine (9) months ended September 30, 2005, a decrease of $1,194,618. The decrease reflects AutoMart's ability to generate operating cash flows to fund its operations instead of heavily relying on capital contributions in the prior year.

      At September 30, 2006, we had $82,020 in cash compared with $903,924 at September 30, 2005.

      Net cash used in operating activities for the year ended December 31, 2005 was $540,901 compared with $107,621 for the year ended December 31, 2004, an increase of $433,280. The primary reason for the increase in net cash used in operating activities was the operating loss incurred in 2005.

      Net cash used in investing activities was $1,094,510 for the year ended December 31, 2005, compared with $210,331 for the year ended December 31, 2004, an increase of $884,179. The increase was due to investments in property, plant and equipment related to the expansion of operating facilities in 2005.

      Net cash provided by financing activities for the year ended December 31, 2005 was $1,631,172, compared with $0 for the year ended December 31, 2004. All of this increase was due to capital contribution from the shareholders of AutoMart.

      At December 31, 2005 we had $142,782 in cash compared with $165,140 at December 31, 2004.

      Off-Balance Sheet Transactions

      We have no material off-balance sheet transactions.

      New Accounting Pronouncements

      In March 2006, the FASB issued SFAS No. 156 ("FAS 156"), "Accounting for Servicing of Financial Assets--An Amendment of FASB Statement No. 140." Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and provide for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. The Statement will be effective beginning the first fiscal year that begins after September 15, 2006. We do not expect the adoption of FAS 156 will have a material impact on our financial position or results of operations.

      In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes". This interpretation requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. FIN 48 provides guidance on de-recognition, classification, accounting in interim periods and disclosure requirements for tax contingencies. FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. We are evaluating the impact of this new pronouncement to our financial position and results of operations or cash flows.

      In September  2006,  the SEC released Staff  Accounting  Bulletin No. 108,
"Considering   the  Effects  of  Prior  Year   Misstatements   when  Quantifying
Misstatements in Current Year Financial Statements". SAB 108 provides interpretive guidance on the SEC's views regarding the process of quantifying materiality of financial statement misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006, with early application for the first interim period ending after November 15, 2006. We do not expect the adoption of SAB 108 will have a material impact on our financial position or results of operations.

      In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements". SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are evaluating the impact of this new pronouncement to our financial position and results of operations or cash flows.

      In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)". SFAS 158 requires companies to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income, effective for fiscal years ending after December 15, 2006. SFAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, with limited exceptions, effective for fiscal years ending after December 15, 2008. We do not expect the adoption of SFAS 158 will have a material impact on our financial position or results of operations, as we do not currently have any defined benefit pension or other post-retirement plans.

                          III. Description of Property

      AutoMart leases approximately nine hundred ten (910) square meters in a corporate office in the Haidian District of Beijing at an annual rate of approximately $166 per square meter. We also lease the other operating facilities including nine (9) small or "Economic" service centers ranging in approximate size from two hundred (200) square meters to seven hundred fifty
(750) square meters, at approximate annual lease rates ranging from $25 to $165 per square meter, and the following large or "Central" service centers:

                                           Annual Lease Rate
Center                    Square Meters     Per Square Meter
------------           -----------------   -----------------

 Huo Xing                          4,690          USD $59.30
 Shi Ba Li                         6,224          USD $44.69
 Si Ji Qing                        3,185          USD $42.57

       IV. Security Ownership of Certain Beneficial Owners and Management

      The following tables set forth certain information regarding the post-Merger beneficial ownership of our voting capital stock of (i) each person known to us to beneficially own more than five percent (5%) of the applicable class of voting securities, (ii) our Directors, (iii) and each named executive officer and (iv) all Directors and executive officers as a group. As of February 13, 2007, a total of 111,595,619 shares of Common Stock outstanding and a total of 2,000,000 shares of our Class B Common were outstanding. No shares of our Class C Common were issued and outstanding at February 13, 2007. Each share of Common Stock is entitled to one (1) vote on matters on which holders of Common Stock are eligible to vote. Each share of Class B Common is entitled to one hundred (100 votes) on matters on which holders of the Common Stock are eligible to vote. The column entitled "Percentage of Ownership" shows the percentage of each class of voting stock beneficially owned by each listed party.

      The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days of February 13, 2007, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, (a) each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity and (b) each person or entity has the following address: c/o Deep Field Technologies, Inc., 2222 Second Street, Fort Myers, FL 33901.


                                                                       Shares Beneficially        Percentage
   Name and Position(s)                               Title of Class          Owned             Ownership (1)
------------------------------                        --------------   -------------------      -------------

 Mr. Guisan Pang                                        Common Stock            13,567,526(2)           12.16%
 CEO and Chairman of the Board                        Class B Common               326,607(3)           16.33%

 Mr. Shanhui Wang                                       Common Stock            13,770,027(4)           12.34%
 Vice President and Director                          Class B Common               331,482(5)           16.57%

 Mr. Bing Ren                                           Common Stock            13,770,027(4)           12.34%
 Vice President and Director                          Class B Common               331,482(5)           16.57%

 Mr. Pang Liyong                                        Common Stock            13,770,027(4)           12.34%
 Vice President and Director                          Class B Common               331,482(5)           16.57%

 Mr. Fred J. Griffin                                    Common Stock                    --                 --
 CFO and Director                                     Class B Common                    --                 --

 Mr. Scott D. Cray                                      Common Stock             8,340,959(6)            7.47%
 Director                                             Class B Common               200,789(7)           10.04%

                                       10

 Mr. Derek S. Cray                                      Common Stock                    --                 --
 Director                                             Class B Common                    --                 --

 Mr. Blair J. McInnes                                   Common Stock                    --                 --
 Director                                             Class B Common                    --                 --

 Mr, David A. Dodge                                     Common Stock                    --                 --
 Director                                             Class B Common                    --                 --

 Mr. Steven M. Merrick                                  Common Stock                    --                 --
 Director                                             Class B Common                    --                 --

 Mr. James Schneider                                    Common Stock                    --                 --
 Director                                             Class B Common                    --                 --

 All Directors and Executive                            Common Stock            63,218,565              56.65%
 Officers  as a Group (11                             Class B Common             1,521,842              76.09%
 persons)

 Beijing Jinche Yingang                                 Common Stock            54,877,606              48.31%
 Automobile Service Center                            Class B Common             1,321,053              66.05%
 No. 102-2, Building No 3,
 Wan Liu Xin Ji Yuan,
 Haidian district,
 Beijing, China

 Chuen Kin Quek                                         Common Stock             4,372,718               3.85%
 20 Lewis Terrace, Unit 1,                            Class B Common               105,263               5.26%
 Newton, MA 02458

 Mayflower Auto Group, LLC                              Common Stock            23,831,311              20.98%
 2222 Second Street                                   Class B Common               573,684              28.68%
 Fort Myers, FL 33901

(1) Percentage ownership for Common Stock is based on 111,595,619 shares issued and outstanding and percentage ownership for Class B Common is based on 2,000,000 shares outstanding.

(2) Mr. Guisan Pang owns 16.75% of Beijing Jinche Yingang Automobile Service Center and therefore, he may be considered the beneficial owner of those 13,567,526 shares of Common Stock.

(3) Mr. Guisan Pang owns 16.75% of Beijing Jinche Yingang Automobile Service Center and therefore, he may be considered the beneficial owner of those 326,607 shares of Class B Common.

(4) This individual owns 17% of Beijing Jinche Yingang Automobile Service Center and therefore, he may be considered the beneficial owner of those 13,770,027 shares of Common Stock.

(5) This individual owns 17% of Beijing Jinche Yingang Automobile Service Center and therefore, he may be considered the beneficial owner of those 331,482 shares of Class B Common.

(6) Mr. Cray owns 35% of Mayflower Auto Group, LLC and therefore, he may be considered the beneficial owner of those 8,340,959 shares of Common Stock.

(7) Mr. Cray owns 35% of Mayflower Auto Group, LLC and therefore, he may be considered the beneficial owner of those 200,789 shares of Class B Common.

         V. Directors, Executive Officers, Promoters and Control Persons

      Listed below are the Post-Merger name, age, title and business experience of the executive officers and Directors of the Registrant:

Name                               Age                      Title
--------------------            ----------        ------------------------------

Mr. Guisan Pang                    63             CEO and Chairman of the Board
Mr. Shanhui Wang                   36             Vice President and Director
Mr. Bing Ren                       44             Vice President and Director
Mr. Liyong Pang                    33             Vice President and Director
Mr. Fred J. Griffin                55             CFO and Director
Mr. Scott D. Cray                  57             Director
Mr. Derek S. Cray                  36             Director
Mr. Blair J. McInnes               57             Director
Mr. David A. Dodge                 32             Director
Mr. Steven M. Merrick              65             Director
Mr. James Schneider                47             Director


      Guisan Pang Mr. G. Pang has served as the Registrant's Chief Executive Officer and as Chairman of the Board of Directors since February 13, 2007. Mr.
G. Pang has served (and continues to serve) as Chief Executive Officer and as Chairman of the Board of Directors of AutoMart since August 2005. Prior to that, Mr. Pang served as Chairman of the Board of Beijing Jinche Yingang Automobile Services Center from March 2004 through August 2005. Mr. G. Pang founded the predecessor of AutoMart in 2001 as Beijing South Grand Trade Ltd. Mr. G. Pang served previously as General Manager of National Weaponry Industrial Co. from January 2002 through March 2004, and prior to that he served as General Manager of China Northern Equipment Engineering and General Manager of China Yan Xing Co. Prior to that Mr. G. Pang served with the Ministry of Weaponry, rising to the level of Director of North Asia Material. In 1992, Mr. G. Pang was elected Deputy Director of the China Automobile Information Network. In 1995, Mr. G. Pang was recognized as a Marketing Expert by the State Council of the People's Republic of China.

      Shanhui Wang Mr. Wang has served as Vice President and as a Director of the Registrant since February 13, 2007. Mr. Wang has served (and continues to serve) as Vice President and as a Director of AutoMart since August 2005. From May 2004 through August 2005, Mr. Wang served as Deputy General Manager of Beijing Jinche Yingang Automobile Services Center and from January 2002 through May 2004, he served as Deputy General Manager of Shang Fang Weije Car Sale Co., Ltd. in China. Prior to that, Mr. Wang served as operations director for Yanxing Company for the Weaponry Ministry of China. Mr. Wang served the ministry in Russia from 1997 to 1998 as manager of foreign business affairs. He is a graduate of Chongqing Commercial College with a major in Statistics.

      Bing Ren Mr. Ren has served as Vice President and as a Director of the Registrant since February 13, 2007. Mr. Ren has served (and continues to serve) as Vice President and as a Director of AutoMart since August 2005. From May 2004 through August 2005, Mr. Ren served as Deputy General Manager of Beijing Jinche Automobile Services Center and from January 2002 through May 2004, he served as Deputy General Manager of Shang Fang Weije Car Sale Co., Ltd. in China. Mr. Ren was previously a manager in Yanxing Advertising Company. Prior to his work in advertising, Mr. Ren was a professional actor, performing in the theater of Shanxi Province for ten (10) years before moving to Beijing. He is a graduate of Beijing Broadcasting Institute.

      Liyong Pang Mr. L. Pang has served as Vice President and as a Director of the Registrant since February 13, 2007. Mr. L. Pang has served (and continues to serve) as Vice President and as a Director of AutoMart since August 2005. From May 2004 through August 2005, Mr. L. Pang served as Deputy General Manager of Beijing Jinche Automobile Services Center and from January 2002 through May 2004, he served as Deputy General Manager of Shang Fang Weije Car Sale Co., Ltd. Auto Sales Company in China. Prior to that, Mr. L. Pang served with Yanxing Company for the Weaponry Ministry of China. He is a graduate of Nanking University earning a degree in Marketing and Automotive Engineering.

      Fred J. Griffin Mr. Griffin has served as Chief Financial Officer and as a Director of the Registrant since February 13, 2007. Mr. Griffin has served (and continues to serve) as CFO of AutoMart since January 2006 and as a Director since July 2006. Mr. Griffin also serves as interim CFO of Nanoscience Technologies, Inc. (OTCBB:NANS). From December 2004 through January 2006, Mr. Griffin worked as an independent private consultant and from January 2003 through December 2004, he served as CFO of Simex Technologies, Inc., at that time a U.S. publicly-traded company (OTCBB: SMXT). From January 2002 through January 2003, Mr. Griffin worked as an independent private consultant. Mr. Griffin joined AutoMart through his association with Mayflower Auto Group, LLC primarily to assist in the transition of AutoMart from a private PRC operating company to a publicly-traded company. Mr. Griffin has more than thirty (30) years of financial and accounting experience and is a former partner in the international accounting firm of Deloitte Haskins & Sells, now known as Deloitte & Touche. Mr. Griffin earned his a B.S. degree in accounting from Louisiana State University.

      Scott D. Cray Mr. S. Cray has served as a Director of the Registrant since February 13, 2007 and as a Director of AutoMart since January 2006. Mr. S. Cray has served as President of Cray Construction & Development, Inc., a multi-million dollar construction company involved in residential and commercial development in Southwest Florida, since founding the company in Fort Myers, Florida in 2002. In 2005, Mr. S. Cray co-founded and is a Managing Member of Mayflower Auto Group, LLC. In 2003, Mr. S. Cray founded and is a Principal and Member of Haul-N-Mining, LLC, an active joint-venture involved in mining and land development located in Charlotte County, Florida.

      Derek S. Cray Mr. D. Cray has served as a Director of the Registrant since February 13, 2007 and as a Director of AutoMart since January 2006. Mr. D. Cray has served as Principal and as Project Manager of Cray Construction & Development, Inc., a multi-million dollar construction company involved in residential and commercial development in Southwest Florida, since 2002. In 2003, Mr. D. Cray founded and is a Principal and Member of Haul-N-Mining, LLC, an active joint-venture involved in mining and land development located in Charlotte County, Florida. In 2005, Mr. D. Cray founded and is a Principal and Member of Sandy-Key Lane, LLC, a land development holding company in Fort Myers, Florida.

      Blair J. McInnes Mr. McInnes has served as a Director of the Registrant since February 13, 2007 and as a Director of AutoMart since January 2006. In January 2002 Mr. McInnes founded and serves as President and COO of Tesscourt Capital Limited of Winnipeg, Manitoba Canada. Mr. McInnes is also a founder of FGN USA, Inc., a worldwide distributor of neutraceutical products.

      David A. Dodge Mr. Dodge has served as a Director of the Registrant since February 13, 2007 and as a Director of AutoMart since July 2006. He is the Chief Financial Officer of NeoMedia Technologies, Inc. ("NeoMedia"), a publicly-traded communications technology company in Fort Myers, Florida. Mr. Dodge joined NeoMedia in 1999 as the Financial Reporting Manager. Since then, Mr. Dodge has acted as NeoMedia's Director of Financial Planning and Controller, and currently holds the title of Vice President and Chief Financial Officer. Prior to joining NeoMedia in 1999, Mr. Dodge was an auditor with Ernst & Young LLP for two (2) years. Mr. Dodge earned his B.A. in economics from Yale University and an M.S. in accounting from the University of Hartford, and is also a Certified Public Accountant.

      Steven M. Merrick Mr. Merrick has served as a Director of the Registrant since February 13, 2007. Mr. Merrick has been a Director of CTI Industries, Inc., a publicly traded U.S. company (NASDAQ Capital Market: CTI) for more than twenty (20) years and has been an officer of the Company since 1996. Mr. Merrick was a principal of the law firm Merrick & Associates, P.C. and is Of Counsel to the law firm of Vanasco Genelly & Miller, Chicago, Illinois and has been engaged in the practice of law for more than forty (40) years. Mr. Merrick is also Senior Vice President, Director and a member of the Management Committee of Reliv International, Inc. (NASDAQ-GS: RELV), a manufacturer and direct marketer of nutritional supplements and food products.

      James H. Schneider Mr. Schneider has served as a Director of the Registrant since February 13, 2007. Mr. Schneider is Vice President of Cray Construction & Development, Inc., a multi-million dollar construction company involved in residential and commercial development in Southwest Florida where he oversees both Land Development and Residential Construction. Mr. Schneider joined Cray Construction in 2002. In 2002 Mr. Schneider founded and served through 2004 as Founding Member of Old Burnt Store-50, LLC, a fifty (50) acre mining operation and single-family residential development in Punta Gorda, Florida. From 2003 through 2004, Mr. Schneider was a Member and General Manager of Quality Materials, LLC, a four hundred (400) acre mining operation in Port Charlotte Florida. In 2003, Mr. Schneider founded and serves as Founding Member and President of Haul-N-Mining, an active Mining operation in Charlotte County Florida. In 2005, Mr. Schneider founded and is a Member of Calypso Cove, LLC and Sandy Key Lane, LLC, both land holding companies. Mr. Schneider also serves as Chief Executive Officer and a Director of Nanoscience Technologies, Inc. (OTCBB:
NANS). James holds a B.S. degree in Accounting from the University of South Florida, and his General Contractor's License.

                           VI. Executive Compensation

      The following table sets forth compensation information for services rendered by certain of our former executive officers prior to the Merger in all capacities during the last three (3) completed fiscal years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           Summary Compensation Table

                                                                                                      All Other
Name and                                      Other       Annual       Restricted    Underlying      Securities
Position(s)        Year     Salary($)         Bonus    Compensation      Stock         Options      Compensation
                   ----   ------------       -------   ------------   ------------   ------------   ------------

Jerome Mahoney     2005   $     86,133 (1)   $     0   $          0   $          0   $          0   $          0
Former Chairman    2004   $     21,250       $     0   $          0   $          0   $          0   $          0
                   2003   $          0       $     0   $          0   $          0   $          0   $          0

 Mark Meller       2005   $    136,133 (2)   $     0   $          0   $          0   $          0   $          0
Former CEO, CFO,
President and
Director           2004   $     21,250       $     0   $          0   $          0   $          0   $          0
                   2003   $          0       $     0   $          0   $          0   $          0   $          0


(1) $82,383 was accrued and unpaid in fiscal year 2005. (2) $132,383 was accrued and unpaid in fiscal year 2005.

      Employment Agreements

      None.

      Equity Compensation Plans

ALL COMPENSATION PLANS PREVIOUSLY APPROVED BY SECURITY HOLDERS; AND ALL COMPENSATION PLANS NOT PREVIOUSLY APPROVED BY SECURITY HOLDERS

                                      Number of               Weighted
                                  securities to be        average exercise        Number of
                                issued upon exercise          price of            securities
                                   of outstanding           outstanding           remaining
                                  options, warrants       options, warrants     for available
   Plan category                    and rights(a)           and rights(b)     future issuance(c)
----------------------------    --------------------      -----------------   ------------------

Equity compensation plans                          0      $            0.00                    0
approved by security holders
Equity compensation plans not              4,000,000(1)   $            0.00            4,000,000(1)
approved by security holders
                                --------------------      -----------------   ------------------
         Total                             4,000,000(1)   $            0.00            4,000,000(1)


(1)  Includes  2,000,000  Common  Stock  shares  for  each  of  the  Deep  Field
Technologies, Inc. 2005 Stock Incentive Plan and the 2005 Directors' and Officers' Stock Incentive Plan. Both plans were adopted by the Board of Directors on December 12, 2005.


      The Company did not issue any stock options or shares under either stock incentive plan listed above for the years ended December 31, 2005 and 2004.

               VII. Certain Relationships and Related Transactions

      The Registrant entered into a five-year employment agreement with Jerome Mahoney, its former non-executive Chairman of the Board of Directors, effective August 3, 2004. On February 13, 2007, the Registrant entered into a Termination & Settlement Agreement with Mr. Mahoney whereby the parties thereto terminated Mr. Mahoney's August 3, 2004 Employment Agreement.

      The Registrant entered into a five-year employment agreement with Mark Meller, its former President, CEO, CFO and Director, effective October 1, 2004. On February 13, 2007, the Registrant entered into a Termination & Settlement Agreement with Mr. Meller whereby the parties thereto terminated Mr. Meller's October 1, 2004 Employment Agreement.

      In connection with the assumption of assets and liabilities by the Registrant from iVoice, the Registrant assumed $190,000 of outstanding indebtedness from iVoice to Mr. Mahoney. The debt was subject to a promissory note (the "Note") having substantially the same terms as the terms applicable to the indebtedness from iVoice to Mr. Mahoney. On August 5, 2005, the Registrant issued the $190,000 Note payable to Mr. Mahoney, which bore interest at the prime rate plus two percent (2%) per annum. On the Transaction Date, the Registrant and Mr. Mahoney entered into a Termination & Settlement Agreement pursuant to which the Registrant settled all obligations owed by the Registrant to Mr. Mahoney, including, without limitation, the Note, which has now terminated.

      On January 29, 2007, AutoMart issued a promissory note to Mr. Scott D. Cray in the principal amount of $135,000 (the "Cray Note"). Mr. Cray is the Managing Member of Mayflower, a Director of AutoMart and post- Merger Director of the Registrant. The Cray Note bears interest at a rate of twelve percent (12%) per annum, matures on January 28, 2008 and is secured by all of the assets of AutoMart and in the stock and assets of each of AutoMart's subsidiaries.
Pursuant to the Cray Note, upon the closing the Exchange Agreement, the principals of AutoMart will issue to Mr. Cray warrants to purchase 85,000 shares of Common Stock at a price of $0.19 per share, which was the closing bid price on the date of the Cray Note. The warrants have a three-year maturity and a cashless exercise provision.

                         VIII. Description of Securities

      Pursuant to our Certificate of Incorporation, the Registrant is authorized to issue up to: One Million (1,000,000) shares of preferred stock, par value $1.00 per share ("Preferred"), Ten Billion (10,000,000,000) shares of Class A Common Stock, no par value per share, Fifty Million (50,000,000) shares of Class B Common, par value $0.01 per share and Twenty Million (20,000,000) shares of Class C common stock ("Class C Common"), par value $0.01 per share. Below is a description of the Registrant's outstanding securities, including its Preferred, Common Stock, Class B Common, Class C Common, options, warrants and debt.

      Preferred Stock

      The Board of Directors expressly is authorized, subject to limitations prescribed by the New Jersey Business Corporations Act ("NJBCA") and the provisions of the Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation pursuant to the NJBCA, for the issuance from time to time of the shares of Preferred in one (1) or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

                  (a) the  number of shares  constituting  that  series  and the distinctive designation of that series;

                  (b) the dividend  rate on the shares of that  series,  whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) whether that series shall have voting rights,  in addition to voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) the  rights of the  shares of that  series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Registrant, and the relative rights of priority, if any, of payment of shares of that series; and

                  (h) any other relative powers,  preferences and rights of that series, and qualifications, limitations or restrictions on that series.

      In the event of any liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, the holders of Preferred of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series. As of February 13, 2007, there were zero (0) shares of Preferred issued and outstanding.

      Class A Common Stock

      Each holder of our Common Stock is entitled to one (1) vote for each share held of record. Holders of our Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to receive our net assets pro rata. Each holder of Common Stock is entitled to receive ratably any dividends declared by the Board of Directors of the Registrant out of funds legally available for the payment of dividends. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

      As of February 13, 2007, there were 111,595,619 shares of Common Stock issued and outstanding.

      Class B Common Stock

      Each holder of Class B Common has voting rights equal to one hundred (100) shares of Common Stock. Holders of Class B Common are entitled to receive dividends in the same proportion as the Class B Common conversion rights have to Common Stock. There are Fifty Million (50,000,000) shares of our Class B Common authorized and as of February 13, 2007, of which zero (0) shares issued and outstanding. A holder of Class B Common has the right to convert each share of Class B Common into the number of shares of Common Stock determined by dividing the number of shares of Class B Common being converted by a twenty percent (20%) discount of the lowest price that the Registrant had ever issued its Common Stock. Upon our liquidation, dissolution, or winding-up, holders of Class B Common will be entitled to receive distributions.

      Class C Common Stock

      Each holder of our Class C Common is entitled to one (1) vote for each one thousand (1,000) shares held of record. Holders of our Class C Common have no preemptive, subscription, conversion, or redemption rights. Shares of Class C Common are not convertible into Common Stock. There are Twenty Million (20,000,000) shares authorized and as of February 13, 2007, of which zero (0) shares issued and outstanding. Upon liquidation, dissolution or winding-up, the holders of Class C Common are not entitled to receive our net assets pro rata. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

      Options and Warrants

      During the year ended December 31, 2005, the Company adopted the 2005 Stock Incentive Plan and the 2005 Directors' and Officers' Stock Incentive Plan (the "Plan") in order to attract and retain qualified personnel. Under the Plan, the Board of Directors of the Registrant in its discretion may grant stock options (either incentive or non-qualified stock options) to officers and employees to purchase Common Stock. The Registrant did not issue any stock options for the years ended December 31, 2006, 2005 and 2004.

      Debt

      In order to provide necessary working capital for the Registrant, on August 12 and November 19, 2004, Deep Field Technologies issued an aggregate of $400,000 in secured convertible debentures, with interest payable at five percent (5%) per annum, to Cornell. On February 28, 2005, the Registrant's obligations under the secured convertible debentures were terminated and replaced with a secured promissory note of the same principal amount, which note accrues interest at rate of twelve percent (12%) per annum, but is not convertible into any equity security of the Registrant. On February 28, 2005, the Registrant borrowed an additional $100,000 pursuant to such promissory note. In connection with the issuances of the secured convertible debentures, the Registrant paid a fee to Cornell equal to ten percent (10%) of the aggregate principal amount of the debentures. When the secured convertible debentures were terminated, the Registrant received a credit for fees that would otherwise have been payable upon the issuance of the $400,000 in replacement notes. The Registrant paid to Cornell a fee of $10,000 in connection with its $100,000 borrowing.

      The Registrant's obligations under the secured promissory note issued to Cornell are secured by a first priority security interest in substantially all of the Registrant's assets. iVoice had also guaranteed the payment of all amounts payable by the Registrant pursuant to the secured promissory note. This guaranty terminated on August 5, 2005. On September 9, 2005, the Registrant entered into a Standby Equity Distribution Agreement with Cornell, pursuant to which the Registrant may, from time to time, issue and sell to Cornell shares of Common Stock for a total purchase price of up to $10 million. The purchase price for the shares is ninety-five percent (95%) of the market price, which is defined as the lowest closing bid price of the Common Stock during the five (5) trading days following the date that the Registrant delivers to Cornell a notice requiring it to advance funds to the Registrant. A cash fee equal to six percent (6%) of the cash proceeds of the draw down is also payable at the time of funding. In addition, Cornell is entitled to receive, as additional compensation, that number of shares of Common Stock equal to one and one half percent (1.5%) of the number of shares of Common Stock outstanding on the date that a registration statement in respect of the shares to be distributed pursuant to the SEDA becomes effective. However, due to the Merger, the Registrant has delayed any attempts to obtain additional financing and the Registrant intends on terminating the SEDA.

      On the Transaction Date, the Registrant assumed all obligations of Mayflower with respect to the issuance by Cornell to Mayflower of the Mayflower Notes equal to Three Million Three Hundred Fifty Thousand Dollars ($3,350,000). Pursuant to that certain Assignment Agreement, by and among the Registrant, Mayflower and Cornell (the "Assignment Agreement"), upon the assumption by the Registrant of the Mayflower Notes, 23,800,000 shares of Common Stock and 600,000 shares of Class B Common were pledged, as well as all of Registrant's assets, to secure the Mayflower Notes. Furthermore, the Registrant issued to Cornell (a) a warrant to purchase 25,000,000 shares of Common Stock at an exercise price of $0.10 per share for a period of five (5) years, (b) a warrant to purchase 10,000,000 shares of Common Stock at an exercise price of $0.15 per share for a period of five (5) years, (c) a warrant to purchase 7,500,000 shares of Common Stock at an exercise price of $0.20 per share for a period of five (5) years,
(d) a warrant to purchase 6,000,000 shares of Common Stock at an exercise price of $0.25 per share for a period of five (5) years and (e) a warrant to purchase 5,833,333 shares of Common Stock at an exercise price of $0.30 per share for a period of five (5) years.

      On January 29, 2007, AutoMart issued a promissory note to Mr. Scott D. Cray in the principal amount of $135,000 (the "Cray Note"). Mr. Cray is the Managing Member of Mayflower, a Director of AutoMart and post- Merger Director of the Registrant. The Cray Note bears interest at a rate of twelve percent (12%) per annum, matures on January 28, 2008 and is secured by all of the assets of AutoMart and in the stock and assets of each of AutoMart's subsidiaries.
Pursuant to the Cray Note, upon the closing the Exchange Agreement, the principals of AutoMart will issue to Mr. Cray warrants to purchase 85,000 shares of Common Stock at a price of $0.19 per share, which was the closing bid price on the date of the Cray Note. The warrants have a three-year maturity and a cashless exercise provision.

  IX. Market Price of and Dividends on the Registrant's Common Equity and Other
                               Shareholder Matters

      Market Information

      The Registrant's Common Stock is quoted on the NASD OTC Bulletin Board under the symbol "DPFD". The following table shows the high and low closing prices for the periods indicated.

                                                High     Low
                                                -----   -----
2006

First Quarter                                   $0.34   $0.04
Second Quarter                                  $0.29   $0.13
Third Quarter                                   $0.16   $0.08
Fourth Quarter                                  $0.21   $0.09

      Holders of Common Equity

      As of January 19, 2007, the number of record holders of our common shares was approximately seven hundred forty-five (745).

      Dividend Information

      To date, the Registrant has never paid a dividend. We have no plans to pay any dividends in the near future. We intend to retain all earnings, if any, for the foreseeable future, for use in our business operations.

      Recent Sales of Unregistered Securities

      On January 5, 2006, the Registrant issued 1,000,000 shares to Mr. Mahoney and 1,000,000 shares to Mr. Miller for accrued salary conversion.

      On January 9, 2006 the Registrant issued 3,250,000 shares to Mr. Mahoney and 3,250,00 shares to Mr. Miller for accrued salary conversion.

      On January 5, 2006, the Registrant issued 2,000,000 shares to Mr. Lawrence Muenz for legal services rendered.

      On January 9, 2006, the Registrant issued 1,000,000 shares to Mr. Lawrence Muenz for legal services rendered.

      On the Transaction Date, the Registrant issued 83,081,635 shares of Common Stock and 2,000,000 shares of Class B Common to the JV Participants in connection with the Exchange Agreement.

      On the Transaction Date, the Registrant issued 4,000,000 shares to iVoice pursuant to the terms of the iVoice Consulting Agreement.

      On the Transaction Date, the Registrant issued 4,000,000 shares to MM2 pursuant to the terms of the MM2 Consulting Agreement.

      In the year ending December 31, 2005, the Company issued no unregistered securities pursuant to various exemptions from registration under the Securities Act.

                              X. Legal Proceedings

      The Company is not a party to any material pending legal or arbitration proceedings and is not aware of any material contemplated legal proceedings to which it may be a party. No Director, officer or affiliate of the Registrant and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Registrant, or any associate of any such Director, officer or security holder is a party adverse to the Registrant or has an material interest adverse to the Registrant.

                                XI. Risk Factors

An investment in our Common Stock involves various risks. You should carefully consider the risk factors set forth below in connection with the other information contained in this report before before purchasing Common Stock. If any of the risks discussed in this report actually occur, our business, operating results, prospects and/or financial condition could be adversely impacted. This could cause the market price of the Common Stock to decline and could cause you to lose all or part of your investment.

AutoMart Is A Company Organized In And Operating Under The Laws Of The Peoples Republic Of China.

AutoMart's original predecessors, Beijing Jinche Yingang Automobile Services Center (Jinche) and Beijing Shang Fang Weije Car Sale Co. Ltd. (Shang Fang), are registered and existing under the laws of the People's Republic of China. Jinche was formed on November 21, 2003 and Shang Fang was formed on August 14, 2002. In anticipation of the Exchange Agreement with the Registrant, AutoMart obtained approval from all appropriate PRC regulatory authorities to operate pursuant to the ownership and operating structure contemplated in the Exchange Agreement. AutoMart's commercial operations are conducted solely in the PRC, and are subject to the laws thereof. Such laws are subject to change and any such change could affect the Company's operations and ability to conduct its business as anticipated in the exchange agreement.

AutoMart's Operating History Is Relatively Brief.

The  majority of  AutoMart's  facilities  have been added within the past twelve
(12) months, and our experience in managing these operations profitably is therefore limited.

In The Near Term, AutoMart Will Likely Require Additional Funding For the Development and Expansion of Our Operations.

The Company will require significant additional funding for the development of our business through expansion of our existing facilities, development of new facilities in Beijing and throughout China, expansion of our product and service offerings, and the addition of related vertical businesses. AutoMart have no established bank financing arrangements, and do not expect to establish any such financing arrangement in the near future. Therefore, to the extent that we are unable to fund our development efforts from operating working capital, it will likely be necessary to reconsider expansion plans, and our ability to sustain our market revenue share may be adversely affected.

The Company Will Require Significant Expansion In Order To Remain Competitive.

While we currently enjoy a leadership position in the auto repair and maintenance industry in the Beijing, area, we expect increasing competitive pressure in the next few years, and we must continue to grow to maintain that position in the market. We do not expect to be able to fund all of this growth through internally-generated cash flow, and there is no guarantee that we will be able to secure sufficient financing to fund this further expansion.

If We Lose Key Management, Our Business May Suffer.

We are highly dependent on our Chief Executive Officer, Mr. Pang Guisan, as well as our executive management group to manage our business and carry out our growth plan. Should any occurrence result in the incapacity of any of these officers to continue his duties with the Company, the operation of our business could be adversely affected.

We Will File A Registration Statement Registering A Large Number Of Shares That May Be Sold In The Public Market After The Closing Of The Exchange Agreement, Which May Cause The Price Of Our Common Stock To Decline.

We are obligated under an agreement with certain of our investors to file a registration statement after the closing of the Exchange Agreement. These shares of Common Stock, upon acquisition pursuant to the registration statement, unless held by "affiliates" will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to the registration. Sales of a substantial number of shares of our Common Stock in the public markets, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities.The Market Price Of Our Common Stock Could Be Volatile And Your Investment Could Suffer A Decline In Value.

The market price for our Common Stock, as with many emerging companies, is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

      o Quarterly variations in operating results and overall financial condition;
      o Economic and political developments affecting the economy as a whole, and China in particular;
      o     Short-selling programs;
      o     The stock market's perception of the auto repair industry in China;
      o     Changes in earnings estimates by analysts;
      o     Additions or departures of key personnel; and
      o Sales of substantial numbers of shares of common stock or securities convertible into or exercisable for our common stock.

We Have A Small Public Float, Which Result In A Thin Trading Market For Our Shares.

The public float of our Common Stock is small in comparison to our total shares outstanding on a fully diluted basis, resulting in a very thin public market for the trading of our shares, and we expect limited trading volume for the foreseeable future. Limited trading volume entails a high degree of volatility in our stock price. This limited liquidity and volatile stock price will likely continue for the foreseeable future.

The Application Of The "Penny Stock" Rules Could Adversely Affect The Market Price Of Our Common Stock And Increase Your Transaction Costs To Sell Those Shares.

As long as the trading price of our Common Stock is below $5.00 per share, the open-market trading of our Common Stock will be subject to the "penny stock" rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the
limited  market  in  penny  stocks.   These   additional   burdens   imposed  on
broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our Common Stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our Common Stock as compared to other securities.

Item  3.02 Unregistered Sales of Equity Securities

      See  Item  2.01  herein  above  under  the  subtitle   "Recent   Sales  of
Unregistered Securities".

Item  4.01 Change in Registrant's Certifying Accountant

(a)   Previous Independent Accountants

(1) (i) Effective  February 13, 2007,  Bagell,  Josephs,  Levine & Company,  LLC
("Bagell")  was  dismissed  as  Registrant's   independent   registered   public
accounting firm.

      Bagell's report on the Registrant's financial statements for the years ended December 31, 2005 and 2004past two (2) fiscal years contained a modification expressing substantial doubt about the Registrant's ability to continue as a going concern. The auditors' report for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to audit scope, or accounting principles.

      (iii) The change of independent registered public accountants was approved by the Audit Committee of Registrant's Board of Directors on February 13, 2007.

      (iv) During the Registrant's most recent two (2) fiscal years, as well as the subsequent interim period through February 13, 2007, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

      (v) During the Registrant's most recent two (2) fiscal years, as well as the subsequent interim period through February 13, 2007, Bagell did not advise the Registrant of any of the matters identified in Item 304(a)(1)(iv)(B) of Regulation S-B.

      (vi) The Registrant has requested Bagell to furnish a letter addressed to the SEC stating whether it agrees with the statements made by the Registrant and, if not, stating the respects in which it does not agree. A copy of such letter is attached hereto as Exhibit 16.1.

(b)   New Independent Accountants

      On February 13, 2007, the Registrant engaged Stonefield Josephson, Inc. ("Stonefield") as its independent registered public accounting firm to audit the Registrant's financial statements. The Registrant did not consult Stonefield on any matters described in Item 304(a)(2)(i) or (ii) of Regulation S-B during the Registrant's two (2) most recent fiscal years or any subsequent interim period prior to engaging Stonefield.

Item  5.01 Change in Control of Registrant

      In connection with the transactions consummated by the Exchange Agreement and pending the satisfaction of certain notice requirements under applicable New Jersey corporate law (the "Notice"), the former holders of AutoMart capital stock (the JV Participants) shall aquire control of the Registrant on February 28, 2007. Reference is made to the description of the Exchange Agreement and the consideration paid in connection therewith set forth in Item 2.01.

      As a result of the consummation of the Exchange Agreement and subject to the Notice requirement, the former own holders of AutoMart capital stock (the JV Participants) shall own over ninety percent (90%) of the outstanding voting securities of the Registrant. The holders of capital stock of the Registrant immediately prior to the consummation of the Exchange Agreement and completion of the Notice requirements shall retain less than ten percent (10%) of the outstanding voting securities of the Registrant.

      Reference is made to the disclosures contained in Item 2.01 with respect to the disclosures to be made under Item 5.01(a)(8).

Item  5.02 Departure of Directors and Principal Officers; Election of Directors;
           Appointment of Principal Officers

      In connection with the transactions consummated by the Exchange Agreement, the Board of Directors of the Registrant accepted the resignation of (a) Mr. Mark Meller as President, Chief Executive Officer and Chief Financial Officer and as a member of the Board of Directors of the Registrant and (b) Mr. Jerome Mahoney as Chairman of the Board of Directors of the Registrant. Both resignations are effective as of the Transaction Date.

      In connection with the transactions consummated by the Exchange Agreement, the Board of Directors of the Registrant appointed Mr. Guisan Pang to serve as Chief Executive Officer and Chairman of the Board of the Registrant, Mr. Shanhui Wang to serve as Vice President and as a Director of the Registrant, Mr. Bing Ren to serve as Vice President and as a Director of the Registrant, Mr. Liyong Pang to serve as Vice President and as a Director of the Registrant, Mr. Fred J. Griffin to serve as Chief Financial Officer and as a Director of Registrant, Mr. Scott D. Cray to serve as a Director of the Registrant, Mr. Derek S. Cray to serve as a Director of the Registrant, Mr. Blair J. McInnes to serve as a Director of the Registrant, Mr. David A. Dodge to serve as a Director of the Registrant , Mr. Steven Merrick to serve as a Director of the Registrant and Mr. James Schneider to serve as a Director of the Registrant, each appointment effective as of the Transaction Date. Please refer to Item 2.01 herein above for a detailed biography of each newly-appointed officer and Director.

Item  9.01 Financial Statements and Exhibits

      (a) The Condensed Financial Statements (Unaudited) of AutoMart for the nine (9) months ended September 30, 2006 and 2005 and the Audited Financial Statements of AutoMart for the years ended December 31, 2005 and 2004 and notes thereto are attached hereto.

      (b) The Unaudited Pro Forma Consolidated Financial Statements relating to the Registrant and giving effect to the acquisition of AutoMart are attached hereto.

      (c) Not Applicable.

      (d) Exhibit No. Description:

Exhibit      Description                                                     Location

10.1         Share Exchange Agreement, dated January 25, 2007, by and        Incorporated  by  reference  to  the
             among the Registrant, AutoMart and the JV Participants listed   Registrant's  Current Report on Form
             therein                                                         8-K  as   filed   with  the  SEC  on
                                                                             January 31, 2007
10.2         Asset Purchase Agreement, dated February 13, 2007, by and       Provided herewith
             between the Registrant and iVoice.
10.3         Bill of Sale, dated February 13, 2007                           Provided herewith
10.4         Consulting Agreement, dated February 13, 2007, by and between   Provided herewith
             the Registrant and Mr. Mark Meller
10.5         Consulting Agreement, dated February 13, 2007, by and between   Provided herewith
             the Registrant and Mr. Jerome Mahoney
10.6         Consulting Agreement, dated February 13, 2007, by and between   Provided herewith
             the Registrant and iVoice
10.7         Consulting Agreement, dated February 13, 2007, by and between   Provided herewith
             the Registrant and MM2 Group, Inc.
10.8         Termination & Settlement Agreement, dated February 13, 2007,    Provided herewith
             by and between the Registrant and Mr. Mark Meller
10.9         Termination & Settlement Agreement, dated February 13, 2007,    Provided herewith
             by and between the Registrant and Mr. Mark Meller
10.10        Assignment Agreement, by and among Registrant, Mayflower and    Provided herewith
             Cornell
10.11        Warrant DPFD 1-5, dated February 13, 2007, issue by             Provided herewith
             Registrant to Cornell
10.12        Warrant DPFD 2-5, dated February 13, 2007, issue by             Provided herewith
             Registrant to Cornell
10.13        Warrant DPFD 3-5, dated February 13, 2007, issue by             Provided herewith
             Registrant to Cornell
10.14        Warrant DPFD 4-5, dated February 13, 2007, issue by             Provided herewith
             Registrant to Cornell
10.15        Warrant DPFD 5-5, dated February 13, 2007, issue by             Provided herewith
             Registrant to Cornell
16.1         Auditor Letter                                                  Provided herewith

                                   SIGNATURES

      Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DEEP FIELD TECHNOLOGIES, INC.

Date:    February 13, 2007              By:    /s/ Fred Griffin
                                               ----------------------
                                        Name:  Fred Griffin
                                        Title: Chief Financial Officer

                          DEEP FIELD TECHNOLOGIES, INC.

                          Index to Financial Statements

Financial Statements of AutoMart                                                                    Page No.

Condensed Interim Financial Statements (Unaudited):

Condensed Balance Sheet as of September 30, 2006                                                       F-1
Condensed Combined Statements of Operations and Comprehensive Income (Loss)                            F-2
Condensed Combined Statements of Cash Flows                                                            F-3
Notes to Condensed Financial Statements                                                                F-4-12

Financial Statements (Audited):

Report of Independent Registered Public Accounting Firm -- Stonefield Josephson, Inc.                  F-13
Balance Sheet as of December 31, 2005                                                                  F-14
Combined Statements of Operations and Comprehensive Income (Loss)                                      F-15
Combined Statement of Stockholders' Equity                                                             F-16
Combined Statements of Cash Flows                                                                      F-17
Notes to Combined Financial Statements                                                                 F-18-31

Pro Forma Financial Information of Registrant (Unaudited):

Pro Forma Condensed Combined Balance Sheet as of September 30, 2006                                    F-33
Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2006      F-34
Pro Forma Condensed Combined Statement of Operations for the Year ended December 31, 2005              F-35
Notes to Pro Forma Condensed Combined Financial Statements                                             F-36-37

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Condensed Balance Sheet (Unaudited)
As of September 30, 2006
--------------------------------------------------------------------------------


Assets

Current assets:
  Cash and cash equivalents                                      $    82,020
  Accounts receivable, including unbilled amount of $2,545,034
    net of allowance for doubtful accounts of $80,609              3,571,563
  Inventories                                                        652,981
  Prepaid expenses                                                   142,696
  Other current assets                                                69,384
                                                                 -----------

      Total current assets                                         4,518,644

Property, equipment and improvements, net of
  accumulated depreciation and amortization                        1,693,208

Deposits                                                             955,515
                                                                 -----------

                                                                 $ 7,167,367
                                                                 ===========

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                                 2,270,363
  Accrued expenses                                                 1,495,841
  Due to employees                                                   644,367
  Due to stockholders                                                119,497
  Income tax payable                                                 410,962
  Other current liabilities                                          185,986
                                                                 -----------

     Total current liabilities                                     5,127,016
                                                                 -----------

Stockholders' equity:
  Contributed capital                                              2,270,125
  Accumulated foreign currency translation adjustments                60,685
  Accumulated deficit                                               (290,459)
                                                                 -----------

     Total stockholders' equity                                    2,040,351
                                                                 -----------

                                                                 $ 7,167,367
                                                                 ===========


  The accompanying notes form an integral part of these financial statements.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
(Condensed Combined Statements of Operations and Comprehensive Income (Loss) (Unaudited)
--------------------------------------------------------------------------------


                                                 Nine Months      Nine Months
                                                September 30,    September 30,
                                                    2006             2005
                                                -------------    -------------
Net revenues                                    $   3,665,990    $   1,182,178

Cost of revenues                                    1,921,501          454,134
                                                -------------    -------------

Gross profit                                        1,744,489          728,044

Operating expenses:
  Selling                                           1,030,491          116,479
  General and administrative                        1,095,705          345,020
  Merger cost                                              --          148,102
                                                -------------    -------------

(Loss) income from operations                        (381,707)         118,443

Other income:
  Interest income                                          59              445
  Miscellaneous                                        47,418            5,660
                                                -------------    -------------

(Loss) income from continuing operations
  before income taxes                                (334,230)         124,548

Income taxes                                               --           86,985
                                                -------------    -------------

(Loss) income from continuing operations             (334,230)          37,563
                                                -------------    -------------

Discontinued operations
  Income from operations of discontinued
    wholesale business, net of tax                         --           20,442
                                                -------------    -------------

       Income from discontinued operations                 --           20,442
                                                -------------    -------------

Net (loss) income                                    (334,230)          58,005

Other comprehensive income - foreign currency
  translation adjustments                              41,761           24,399
                                                -------------    -------------

Comprehensive (loss) income                     $    (292,469)   $      82,404
                                                =============    =============


  The accompanying notes form an integral part of these financial statements.

Beijing Sino-US Jinche Yingang Technological Services Limited
Condensed Combined Statements of Cash Flows (Unaudited)
Increase (Decrease) in Cash and Cash Equivalents
--------------------------------------------------------------------------------


                                                               Nine Months      Nine Months
                                                              September 30,    September 30,
                                                                  2006             2005
                                                              -------------    -------------

Cash flows (used for) provided by operating activities:
  Net (loss) income                                           $    (334,230)   $      58,005
                                                              -------------    -------------

  Adjustments to reconcile net (loss) income to net
   133,940           21,431
     Bad debt
     Depreciation and amortization expenses                         133,940           21,431
     Bad debt                                                         5,597            6,539

  Changes in assets and liabilities:
    Accounts receivable                                          (1,910,137)          78,941
    Inventories                                                    (402,355)          (1,791)
    Prepaid expenses                                                467,735         (311,100)
    Due to employees                                                508,686         (168,772)
    Due from employees                                                   --         (880,726)
    Other current assets                                              3,045          (13,304)
    Other assets                                                    (16,555)         (44,209)
    Accounts payable                                                946,122          252,116
    Accrued expenses                                                489,304          305,897
    Income tax payable                                                5,391          107,319
    Due to stockholders                                              23,124          (36,452)
    Other current liabilities                                       129,128           39,280
                                                              -------------    -------------

       Total adjustments                                            383,025         (644,831)
                                                              -------------    -------------

       Net cash provided by (used for) operating activities          48,795         (586,826)
                                                              -------------    -------------

Cash flows used for investing activities -
  Purchases of property, equipment and improvements                (256,708)         (17,867)
                                                              -------------    -------------

Cash flows provided by financing activities -
  Cash proceeds from capital contributions                          155,861        1,350,479
                                                              -------------    -------------

Effect of exchange rate changes on cash                              (8,710)          (7,001)
                                                              -------------    -------------

Net increase (decrease) in cash and cash equivalents                (60,762)         738,785
Cash and cash equivalents, beginning of the period                  142,782          165,139
                                                              -------------    -------------

Cash and cash equivalents, end of of the period               $      82,020    $     903,924
                                                              =============    =============

Supplemental disclosure of cash flow information:

  Income tax paid                                             $       5,391    $          --
                                                              =============    =============

  Interest paid                                               $          --    $          --
                                                              =============    =============


   The accompanying notes form an integral part of these financial statements.

               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(1)   Basis of Presentation of Organization and Nature of Business Operations

      Basis of Presentation

      The condensed financial statements include the financial statements of Beijing Sino-US Jinche Yingang Auto Technological Service Limited (the "Company" or "Joint Venture") and its affiliates. The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to the interim financial statements and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed combined financial statements and related notes should be read in conjunction with the Company's audited combined financial statements for the years ended December 31, 2005 and 2004 included in the Form 8K. In the opinion of the management, these condensed financial statements reflect all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial position of the Company as of September 30, 2006, the results of operations, and cash flows for the nine month periods ended September 30, 2006 and 2005. The results of operations for the nine-month period ended September 30, 2006 are not necessarily indicative of the results which may be expected for the entire fiscal year. All significant intercompany accounts and transactions have been eliminated in preparation of the condensed combined financial statements.

      The accompanying financial statements are presented on a combined basis, as if the operations of the entities had been combined to form the Joint Venture as of January 1, 2005, the beginning of the reporting period. These entities have been combined due to their ultimate combined operations through the effectiveness of the Joint Venture Agreement on August 5, 2005, and their common management reporting structure. The statements of operations and comprehensive income (loss) include the operating results of Beijing Jinche Yingang Automobile Service Center Co., Ltd. and Beijing Shang Fang Weije Car Sale Co., Ltd. up to the date of forming the Joint Venture, August 4, 2005, and the operating results of the Company from August 5, 2005 to December 31, 2005. All significant intercompany transactions and accounts are eliminated.

      Going Concern

      The accompanying condensed combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.

      The Company had an accumulated deficit of $290,459 and working capital deficit of $608,372 as of September 30, 2006 and a net loss of $334,230 for the nine months ended September 30, 2006, and relied on capital contributions to meet its cash requirements. This raises substantial doubt about the Company's ability to continue as a going concern. Therefore, recoverability of a major portion of the recorded asset amounts shown in the accompanying condensed balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company's ability to raise capital and/or generate positive cash flow from operations.

      It is management's intention to seek additional working capital from the registration of its common shares and distribution through private placements within the first half of 2007. The amount of such offerings will be determined by the expected amount of internally generated cash flows, and is expected to be sufficient to meet the Company's working capital requirements for the next twelve months.

      The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

      Organization

      Beijing Sino-US Jinche Yingang Auto Technological Service Limited was formed on August 5, 2005 as a cooperative joint venture organized under the laws of The People's Republic of China ("China" or "PRC"), to engage in the business of automobile painting and repairs, sales of automobile parts, accessories and supplies and sales of automobile insurance in China. The parties to the joint venture are Beijing Jinche Yingang Automobile Services Center ("Jinche"), a corporation duly registered and existing under the laws of the People's Republic of China, Mayflower Auto Group, LLC ("Mayflower"), an entity organized under the laws of the State of Delaware of the United States of America, and Chuen Kin Quek ("Quek"), an individual who is a resident of the State of Massachusetts of the United States of America. Jinche had previously acquired all of the operating assets and business of Beijing Shang Fang Weije Car Sale Co., Ltd. ("Shang Fang"), which is registered and existing under the laws of the People's Republic of China. Jinche was formed on November 21, 2003 while Shangfang was formed on August 14, 2002. Subsequent to the formation of the Company, management duly registered, and began operating under, the trade name "AutoMart".

      On January 12, 2006, the Company and the Joint Venture's participants entered into a Securities Exchange Agreement with Deep Field Technologies, Inc. ("Deep Field") whereby the Joint Venture's participants will transfer 95% of their interest in the Company to Deep Field in exchange for 73,745,909 shares of Class A Common and 2,000,000 shares of Class B Common Stock.

      On January 25, 2007, that agreement was voided and the Company and the Joint Venture's participants entered into a revised Securities Exchange Agreement with Deep Field Technologies, Inc. whereby the Joint Venture's participants will transfer 95% of their interest in the Company to Deep Field in exchange for an aggregate of 83,081,635 Class A Common Stock shares, or 80% of the outstanding shares of Deep Field, and 2,000,000 shares of the Deep Field's Class B Common Stock. In addition, Deep Field will assume (a) all obligations of Mayflower Auto Group LLC ("Mayflower") with respect to (i) that certain Promissory Note, dated September 15, 2005, issued by Cornell Capital Partners, LP ("Cornell") to Mayflower in the principal amount of $1,850,000 and (ii) that certain Promissory Note, dated October 5, 2006, issued by Cornell to Mayflower in the principal amount of $1,500,000.

      The closing of the Securities Exchange will occur upon the satisfaction of a number of conditions precedents: (i) stockholder approval of the Securities Exchange by the Company's shareholders, (ii) financing in the form of a convertible debenture for not less than $4 million and (iii) the requisite approvals by the People's Republic of China. On February 13, 2007, all the conditions were met and the transaction was closed.

      Nature of Business

      The Company operates automotive repair centers in locations throughout Beijing, China. Operating activities at these centers include the painting and repair of automobiles, sales of automotive parts, accessories and supplies, and the sales of automobile insurance. The Company grants credit to its customers, which are located throughout China, and the Company does not generally require collateral.


(2)   Summary of Significant Accounting Policies

      Revenue Recognition

      Revenue is recognized upon delivery and acceptance by its customers, provided that the other conditions of sales, as established by the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104, are satisfied:

      o     Persuasive evidence of an arrangement exists;
      o Delivery has occurred, upon shipment when title passes, or services have been rendered;
      o The seller's price to the buyer is fixed or determinable; and o Collectibility is reasonably assured.

      Revenues on automobile repair services are recognized upon the completion of the repair services.

      Sales of auto repair parts and accessories revenues are recognized upon the delivery of the products to the customers.

      Commission revenues on automobile insurance are recognized upon the execution of the insurance policies and such policies being accepted by the insurance companies. The Company bears the risk of the loss of the commission income if the customers cancel the insurance policies prior to commission income being received. Based on the historical information since the inception of its operations, the Company has not experienced any cancellations of policies from its customers or loss of commission income.

      In accordance with Question 2 of Staff Accounting Bulletin No. 104 ("SAB 104"), , the Company has met all the criteria to earn its commissions upon the executions of insurance policies and such policies being accepted by the insurance companies. Based on the history of homogeneous transactions with the same characteristics, the Company has not experienced any material amount of policy cancellations. Accordingly, the Company did not record any allowance for loss of commission.

      Currency Reporting

      Amounts reported in the accompanying combined financial statements and disclosures are stated in U.S. Dollars, unless stated otherwise. The functional currency of the Company, which accounted for most of the Company's operations, is reported in Renminbi ("RMB"). Foreign currency transactions (outside PRC) during the nine months ended September 30, 2006, and 2005 are translated into RMB according to the prevailing exchange rate at the transaction dates.

      For the purpose of preparing the financial statements, the assets and liabilities of the Company have been translated into U.S. dollars at the current rate as of September 30, 2006, the contributed capital has been translated into U.S. dollars at the historical rates and the combined statements of operations (loss) have been translated into U.S. dollars at the weighted average rates during the periods the transactions were recognized.

      The resulting translation gain (loss) adjustments are recorded as other comprehensive income in the combined statements of operations and comprehensive income and as a separate component of statements of stockholders' equity.

      Accounts Receivable

      Accounts receivable consist of amounts due from customers, principally insurance companies, resulting from the repair of automobiles and commission income on executed insurance policies, including amounts billed and to be billed (unbilled). Unbilled receivables represent revenue earned in the current period but not billed to the customers until future dates. Unbilled revenues totaled $2,513,261 and $133,777 for the nine months ended September 30, 2006 and 2005, respectively. Unbilled accounts receivable amounted to $2,545,034 as of September 30, 2006.

      The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade account sreceivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $80,609 as of September 30, 2006.

      Concentration of Credit Risk

      The Company's revenues are concentrated in the automobile industry which is highly competitive. Significant customer preference changes in the industry or customer requirements, could adversely affect the Company's operating results.

      Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The credit risk in the Company's accounts receivable is mitigated by the fact that the Company performs ongoing credit evaluations of its customers' financial condition and that accounts receivable are primarily derived from large credit-worthy companies throughout the PRC. Historically, the Company has not experienced significant losses related to trade receivables. Generally, no collateral is required.

      New Accounting Pronouncements

      In February 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in this FSP FAS 123R-4 amends paragraphs 32 and A229 of FASB Statement No. 123R to incorporate the concept articulated in footnote 16 of FAS 123R. That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee's control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under FAS 123R, a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder's election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee's control (such as an initial public offering) until it becomes probable that event will occur. The guidance in this FSP shall be applied upon initial adoption of Statement 123R. An entity that adopted Statement 123R prior to the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. The
      Company does not anticipate that this new FSP will have any material impact upon its financial condition or results of operations.

      In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments -- an amendment of FASB Statements No. 133 and 140." SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the FASB's interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, however, early adoption is permitted for instruments acquired or issued after the beginning of an entity's fiscal year in 2006. The Company is evaluating the impact of this new pronouncement to its financial position and results of operations or cash flows.

      In March 2006, the FASB issued SFAS No. 156 ("FAS 156"), "Accounting for Servicing of Financial Assets--An Amendment of FASB Statement No. 140." Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and provide for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. The Statement will be effective beginning the first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on our financial position or results of operations.

      In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." This interpretation requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. FIN 48 provides guidance on de-recognition, classification, accounting in interim periods and disclosure requirements for tax contingencies. FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company is evaluating the impact of this new pronouncement to its financial position and results of operations or cash flows.

      In September  2006,  the SEC released Staff  Accounting  Bulletin No. 108,
      "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB 108 provides interpretive guidance on the SEC's views regarding the process of quantifying materiality of financial statement misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006, with early application for the first interim period ending after November 15, 2006. The Company does not expect the adoption of SAB 108 will have a material impact on its financial position or results of operations.

      In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is evaluating the impact of this new pronouncement to its financial position and results of operations or cash flows.

      In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS 158 requires companies to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income, effective for fiscal years ending after December 15, 2006. SFAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, with limited exceptions, effective for fiscal years ending after December 15, 2008. The Company does not expect the adoption of SFAS 158 will have a material impact on our financial position or results of operations, as the Company does not currently have any defined benefit pension or other post-retirement plans.


(3)   Property, Equipment, and Improvements:

      A summary as of September 30, 2006 is as follows:


Office equipment                                                      $  197,337
Repair equipment                                                         261,275
Leasehold improvements                                                 1,442,232
                                                                      ----------

                                                                       1,900,844
Less accumulated depreciation and amortization                           207,636
                                                                      ----------

                                                                      $1,693,208
                                                                      ==========

      Depreciation  and  amortization  expense  for  property,   equipment,  and
      improvements amounted to $133,940 and $21,431, for the nine months ended September 30, 2006 and 2005, respectively.

(4)   Accrued Expenses:

      Accrued expenses as of September 30, 2006 consist of the following:



Accrued payroll                                                       $  137,061
Welfare payable                                                           60,715
Value added tax payable                                                  647,871
Accrued payable for leasehold improvements and
   fixed assets                                                          317,640
Other accrued expenses                                                   332,554
                                                                      ----------

                                                                      $1,495,841
                                                                      ==========


(5)   Segment Reporting:

      The Company is structured as two distinct business units: Auto repair service and auto insurance agent. Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Management uses the Company's internal statements of operations to evaluate each business unit's performance.

      Summarized operational results for the two segments for the nine months ended September 30, 2006 and 2005 are presented below:

                                                          2006           2005
                                                       ----------     ----------
Net revenues:

  Auto repair service                                  $3,593,479     $  908,655
  Commissions on auto insurance sales                      72,511        273,523
                                                       ----------     ----------

  Total revenues reported from continuing
    operations                                          3,665,990      1,182,178
  Discontinued auto repair part sales                          --      5,377,732
                                                       ----------     ----------

                                                       $3,665,990     $6,559,910
                                                       ==========     ==========

                                                         2006            2005
                                                      ---------       ---------
Net income (loss):

  Auto repair service                                 $(332,966)      $ 119,299
  Commissions on auto insurance sales                    (1,264)         66,366
  Discontinued auto repair part sales                        --          20,442
  Merger cost                                                --        (148,102)
                                                      ---------       ---------

                                                      $(334,230)      $  58,005
                                                      =========       =========

                                                                       As of
                                                                   September 30,
                                                                       2006
                                                                   -------------
Identifiable assets:

  Auto repair service                                              $   6,960,469
  Auto insurance agent                                                   206,898
                                                                   -------------

                                                                   $   7,167,367
                                                                   =============

(6)   Discontinued Operations:

      In January 2006, the Company's management made the determination to discontinue the wholesale business of the auto repair parts. There were no identifiable assets exclusively used for the wholesale business. Therefore there were no assets being classified as held for disposal and accordingly, no gain or loss on disposal of discontinued operations was reported in the accompanying financial statements. The operating loss from the discontinued wholesale business amounted to $0 and $20,442, net of taxes for the nine months ended September 30, 2006 and 2005, respectively.


(7)   Subsequent Events:

      On January 25, 2007, the Company and the Joint Venture's participants entered into a revised Securities Exchange Agreement with Deep Field Technologies, Inc. whereby the Joint Venture's participants will transfer 95% of their interest in the Company to Deep Field in exchange for an aggregate of 83,081,635 Class A Common Stock shares, or 80% of the outstanding shares of Deep Field, and 2,000,000 shares of the Deep Field's Class B Common Stock. In addition, Deep Field will assume (a) all obligations of Mayflower Auto Group LLC ("Mayflower") with respect to (i) that certain Promissory Note, dated September 15, 2005, issued by Cornell Capital Partners, LP ("Cornell") to Mayflower in the principal amount of $1,850,000 and (ii) that certain Promissory Note, dated October 5, 2006, issued by Cornell to Mayflower in the principal amount of $1,500,000.

      The closing of the Securities Exchange will occur upon the satisfaction of a number of conditions precedents: (i) stockholder approval of the Securities Exchange by the Company's shareholders, (ii) financing in the form of a convertible debenture for not less than $4 million and (iii) the requisite approvals by the People's Republic of China. On February 13, 2007, all the conditions were met and the transaction was closed.

Beijing Sino-US Jinche Yingang Auto Technological Service Limited

Financial Statements

As of December 31, 2005 and for the
 Years Ended December 31, 2005 and 2004

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Table of Contents
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


                                                                        Page

Report of Independent Registered Public Accounting Firm                  F-13

Financial Statements:
    Balance Sheet                                                        F-14
    Combined Statements of Operations and Comprehensive Income (Loss)    F-15
    Combined Statements of Stockholders' Equity                          F-16
    Combined Statements of Cash Flows                                    F-17
    Notes to Combined Financial Statements                               F-18-31

             Report of Independent Registered Public Accounting Firm


Board of Directors
Beijing Sino-US Jinche Yingang Auto
  Technological Services Limited
Beijing, China

We have audited the accompanying balance sheet of Beijing Sino-US Jinche Yingang Auto Technological Services Limited as of December 31, 2005 and the related combined statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with United States generally accepted accounting principles.


/S/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Central, Hong Kong
October 4, 2006

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Balance Sheet
December 31, 2005
--------------------------------------------------------------------------------


Assets

Current assets:
     Cash and cash equivalents                              $  142,782
     Accounts receivable, including unbilled amount of
       $148,298 net of allowance for doubtful accounts
       of $73,455                                            1,610,372
     Inventories                                               276,193
     Prepaid expenses                                          604,124
     Other current assets                                       71,031
                                                            ----------

        Total current assets                                 2,704,502

Property, equipment and improvements, net of
  accumulated depreciation and amortization                  1,485,120

Deposits                                                       920,139
                                                            ----------

                                                            $5,109,761
                                                            ==========

Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable                                       $1,286,262
     Accrued expenses                                          963,378
     Due to employees                                          126,688
     Due to stockholders                                        94,176
     Income tax payable                                        408,165
     Other current liabilities                                  54,133
                                                            ----------

        Total current liabilities                            2,932,802
                                                            ----------

Stockholders' equity:
     Contributed capital                                     2,114,264
     Accumulated foreign currency translation adjustments       18,924
     Accumulated deficit                                        43,771
                                                            ----------

        Total stockholders' equity                           2,176,959
                                                            ----------

                                                            $5,109,761
                                                            ==========


  The accompanying notes form an integral part of these financial statements.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Combined Statements of Operations and Comprehensive Income (Loss)
--------------------------------------------------------------------------------


                                                      Year Ended      Year Ended
                                                     December 31,    December 31,
                                                        2005            2004
                                                     ------------    ------------
Net sales                                            $  9,298,885    $  5,134,322

Cost of sales                                           7,886,469       4,014,877
                                                     ------------    ------------

Gross profit                                            1,412,416       1,119,445

Operating expenses:
  Selling                                                238,730          169,867
  General and administrative                             994,223          307,519
  Merger cost                                            379,293               --
                                                     ------------    ------------

(Loss) income from operations                            (199,830)        642,059

Other income (expenses):
  Interest income                                            627             355
  Miscellaneous                                            8,327          (8,333)
                                                     ------------    ------------

(Loss) income before income taxes                        (190,876)        634,081

Income taxes                                              149,109         250,325
                                                     ------------    ------------

Net (loss) income                                        (339,985)        383,756

Other comprehensive income - foreign currency
  translation adjustments                                  18,924              --
                                                     ------------    ------------

Comprehensive (loss) income                          $   (321,061)   $    383,756
                                                     ============    ============


  The accompanying notes form an integral part of these financial statements.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Combined Statements of Stockholders' Equity
Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


                                                                           Other           Total
                                           Contributed   Comprehensive    Retained      Stockholders'
                                             Capital         Income       Earnings         Equity
                                           -----------   -------------   -----------    -------------

Balance at December 31, 2003               $   483,092   $          --   $        --    $     483,092

Net income                                          --              --       383,756          383,756
                                           -----------   -------------   -----------    -------------

Balance at December 31, 2004                   483,092              --       383,756          866,848

Capital contributions                        1,631,172              --            --        1,631,172

Foreign currency translation adjustments            --          18,924            --           18,924

Net loss                                            --              --      (339,985)        (339,985)
                                           -----------   -------------   -----------    -------------

Balance at December 31, 2005               $ 2,114,264   $      18,924   $    43,771    $   2,176,959
                                           ===========   =============   ===========    =============


  The accompanying notes form an integral part of these financial statements.

Beijing Sino-US Jinche Yingang Technological Services Limited
Combined Statements of Cash Flows
Increase (Decrease) in Cash and Cash Equivalents
--------------------------------------------------------------------------------

                                                           Year Ended      Year Ended
                                                          December 31,    December 31,
                                                              2005            2004
                                                          ------------    ------------

Cash flows (used for) provided by operating activities:
  Net (loss) income                                       $   (339,985)   $    383,756
                                                          ------------    ------------

  Adjustments to reconcile net income (loss) to net
    cash provided by (used for) operating activities:
      Depreciation                                              47,172          21,722
      Bad debt                                                  68,376           3,494

  Changes in assets and liabilities:
    Accounts receivable                                       (864,471)       (786,046)
    Inventories                                               (267,287)         (4,807)
    Prepaid expenses                                          (528,362)        (66,184)
    Due to employees                                           (99,710)        222,101
    Due from employees                                         181,263        (179,292)
    Other current assets                                       (69,237)           (744)
    Other assets                                               (88,465)       (809,300)
    Accounts payable                                           798,227         464,089
    Accrued expenses                                           480,203         241,070
    Income tax payable                                         149,109         250,325
    Due to stockholders                                        (36,630)        128,019
    Other current liabilities                                   28,896          24,176
                                                          ------------    ------------

      Total adjustments                                       (200,916)       (491,377)
                                                          ------------    ------------

      Net cash used for operating activities                  (540,901)       (107,621)
                                                          ------------    ------------

Cash flows used for investing activities -
  purchases of property, equipment and improvements         (1,094,510)       (210,331)
                                                          ------------    ------------

Cash flows provided by financing activities -
  cash proceeds from capital contributions                   1,631,172              --
                                                          ------------    ------------

Effect of exchange rate changes on cash                        (18,119)             --

Net decrease in cash and cash equivalents                       (4,239)       (317,952)
Cash and cash equivalents, beginning of year                   165,140         483,092
                                                          ------------    ------------

Cash and cash equivalents, end of year                    $    142,782    $    165,140
                                                          ============    ============


  The accompanying notes form an integral part of these financial statements.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(1)   Summary of Significant Accounting Policies:

      Organization, Nature of Business and Basis of Presentation

            Beijing Sino-US Jinche Yingang Auto Technological Service Limited (the "Company" or "Joint Venture") was formed on August 5, 2005 as a cooperative joint venture organized under the laws of The People's Republic of China ("China"), to engage in the business of automobile painting and repairs, sales of automobile parts, accessories and supplies and sales of automobile insurance in China. The parties to the joint venture are Beijing Jinche Yingang Automobile Services Center ("Jinche"), a corporation duly registered and existing under the laws of the People's Republic of China, Mayflower Auto Group, LLC ("Mayflower"), an entity organized under the laws of the State of Delaware of the United States of America, and Chuen Kin Quek
            ("Quek"), an individual who is a resident of the State of Massachusetts of the United States of America. Jinche had previously acquired all of the operating assets and business of Beijing Shang Fang Weije Car Sale Co., Ltd. ("Shang Fang"), which is registered and existing under the laws of the People's Republic of China. Jinche was formed on November 21, 2003 while Shangfang was formed on August 14, 2002. Subsequent to the formation of the Company, management duly registered, and began operating under, the trade name "AutoMart".

            The Company operates automotive repair centers in locations throughout Beijing, China. Operating activities at these centers include the painting and repair of automobiles, sales of automotive parts, accessories and supplies, and the sale of automotive insurance. The Company grants credit to its customers, which are located throughout China, and the Company does not generally require collateral.

            On January 12, 2006, the Company and the Joint Venture's participants entered into a Securities Exchange Agreement with Deep Field Technologies, Inc. ("Deep Field") whereby the Joint Venture's participants will transfer 95% of their interest in the Company to Deep Field in exchange for an aggregate of 116,245,399 Class A Common Stock shares, or 85% of the outstanding shares of Deep Field, and 2,000,000 shares of the Deep Field's Class B Common Stock.

            The closing of the Securities Exchange will occur upon the satisfaction of a number of conditions precedents: (i) stockholder approval of the Securities Exchange by the Company's shareholders,
            (ii) financing in the form of a convertible debenture for not less than $4 million and (iii) the requisite approvals by the People's Republic of China. As of October 4, 2006, the share exchange has not yet been closed.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

(1)   Summary of Significant Accounting Policies (Continued):

      Organization, Nature of Business and Basis of Presentation (Continued)

            The accompanying financial statements are presented on a combined basis, as if the operations of the entities had been combined to form the Joint Venture as of January 1, 2004, the beginning of the reporting period. These entities have been combined due to their ultimate combined operations through the effectiveness of the Joint Venture Agreement on August 5, 2005, and their common management reporting structure. The statements of operations and comprehensive income (loss) include the operating results of Jinche and ShangFang up to the date of forming the Joint Venture, August 4, 2005, and the operating results of the Company from August 5, 2005 to December 31, 2005. All significant intercompany transactions and accounts are eliminated.

      Revenue Recognition

            Revenue is recognized upon delivery and acceptance of automobile repair services by its customers and the insurance policies being executed and become effective, provided that the other conditions of sales, as established by the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104, are satisfied:

            o     Persuasive evidence of an arrangement exists;
            o Delivery has occurred, upon shipment when title passes, or services have been rendered;
            o     The seller's price to the buyer is fixed or determinable; and
            o     Collectibility is reasonably assured.

            Revenues on automobile repair services are recognized upon the completion of the repair services.

            Sales of auto repair parts and accessories revenues are recognized upon the delivery of the products to the customers.

            Commission revenues on automobile insurances are recognized upon the execution of the insurance policies and such policies being accepted by the insurance companies. The Company bears the risk of the loss of the commission income if the customers cancel the insurance policies prior to commission income being received. Based on the historical information since the inception of its operations, the Company has not experienced any cancellations of policies from its customers or loss of commission income.

            Under SAB 104, question 2 and related answers, the Company has met all the criteria to earn its commissions upon the executions of insurance policies and such policies being accepted by the insurance companies. Accordingly, the Company did not record any allowance for loss of commission.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

(1)   Summary of Significant Accounting Policies (Continued):

      Currency Reporting

            Amounts reported in the accompanying combined financial statements and disclosures are stated in U.S. Dollars, unless stated otherwise. The functional currency of the Company, which accounted for most of the Company's operations, is reported in Renminbi ("RMB"). Foreign currency transactions (outside PRC) during the years ended December 31, 2005, and 2004 are translated into RMB according to the prevailing exchange rate at the transaction dates.

            For the purpose of preparing the financial statements, the assets and liabilities of the Company have been translated into U.S. dollars at the current rate as of December 31, 2005, the contributed capital has been translated into the U.S. dollars at the historical rates and the combined statements of operations (loss) have been translated into U.S. dollars at the weighted average rates during the years the transactions were recognized.

            The resulting translation gain (loss) adjustments are recorded as other comprehensive income in the combined statements of operations and comprehensive income and as a separate component of statements of stockholders' equity.

      Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Cash and Cash Equivalents

            For purposes of the combined statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations. The Company had no cash equivalents at December 31, 2005.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(1)   Summary of Significant Accounting Policies (Continued):

      Comprehensive Income

            Statement on Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the years ended December 31, 2005 and 2004, other comprehensive income includes foreign currency translation adjustments.

      Fair Value Disclosures of Financial Instruments

            The Company has estimated the fair value amounts of its financial instruments using the available market information and valuation methodologies considered to be appropriate and has determined that the book value of the Company's accounts receivable, inventories, accounts payable, accrued expenses, due to employees, due to stockholders, and income tax payable at December 31, 2005 approximate fair value.

      Accounts Receivable

            Accounts   receivable   consist  of  amounts  due  from   customers,
            principally insurance companies, resulting from the repair of automobiles and commission income on executed insurance policies, including amounts billed and to be billed (unbilled). Unbilled revenues totaled $146,125 and $216,792 for the years ended December 31, 2005 and 2004. Unbilled accounts receivable amounted to $148,298 as of December 31, 2005.

            The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade account receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $73,455 as of December 31, 2005.

      Prepaid Expenses

            Prepaid expense consists primarily of prepaid rent expense of repair facilities and corporate office for the year of 2006.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(1)   Summary of Significant Accounting Policies (Continued):

      Concentration of Credit Risk:

            The Company's revenues are concentrated in the automobile industry which is highly competitive. Significant customer preference changes in the industry or customer requirements, could adversely affect the Company's operating results.

            Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The credit risk in the Company's accounts receivable is mitigated by the fact that the Company performs ongoing credit evaluations of its customers' financial condition and that accounts receivable are primarily derived from large credit-worthy companies throughout the PRC. Historically, the Company has not experienced significant losses related to trade receivables. Generally, no collateral is required.

      Major Customers

            During the years ended December 31, 2005 and 2004, 38% and 37%, respectively, of the Company revenues were generated from three customers. Accounts receivable from these three customer totaled $979,223, which represented 61% of the total accounts receivable as of December 31, 2005.

      Inventories

            Inventories consist of merchandise purchased for resale, both directly to customers and indirectly through inclusion in automobile repair services, and are stated at the lower of cost (first-in, first-out) or market. Such reserves are based on the valuation of specific items based on estimates of their marketability. Based on the Company's assessment of estimated market value based upon the assumptions about the future demand of its products and market conditions, no obsolescence reserve was necessary as of December 31, 2005.


      Property, Equipment and Improvements

            Property,   equipment   and   improvements   are   valued  at  cost.
            Depreciation and amortization are computed on the straight-line method based on the estimated useful life of respective assets.

            The estimated service lives of property, equipment, and improvements are as follows:

               Office equipment                  5 years
               Repair equipment                  10 years
               Leasehold improvements            5 to 20 years

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

(1)   Summary of Significant Accounting Policies (Continued):

      Deposits

            Deposits consist of amounts paid to insurance companies pursuant to operating agreements requiring such deposits for the right to write automotive insurance policies and process claims for automobile repairs against such policies. Deposits also include rental deposits paid to landlords related to the leased real estate properties.

      Long-Lived Assets

            In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of
            Long-Lived Assets," long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 relates to assets that can be amortized and the life can be determinable. The Company evaluates at each balance sheet dates whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related assets or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less disposal costs. The Company determined that there was no impairment of long-lived assets as of December 31, 2005.

      Advertising

            The Company expenses advertising costs when incurred. The Company incurred $82,642 and $5,804 of advertising expense for the years ended December 31, 2005 and 2004, respectively.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(1)   Summary of Significant Accounting Policies (Continued):

      Income Taxes

            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates in the PRC expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years.

      Segment Reporting

            Based on the Company's integration and management strategies, the Company operated in two business segments including auto repairs and sale of auto repair parts and accessories, and auto insurance agent. All of the Company's sales are generated in China and substantially all of the Company's assets are located in China.

      New Accounting Pronouncements

            In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment" ("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on the financial statements.

            In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. This new standard replaces APB
            Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and represents another step in the FASB's goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should (1) Organization and Summary of Significant Accounting Policies (Continued):

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(1)   Organization and Summary of Significant  Accounting Policies  (continues):

      New Accounting Pronouncements (Continued)

            be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that changes resulting from adoption of the FASB will not have a material effect on the financial statements taken as a whole.

            In June 2005, the EITF reached a consensus on Issue 05-6, "Determining the Amortization Period for Leasehold Improvements," which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after June 29, 2005. Earlier application is permitted in periods for which financial statements have not been issued. The adoption of this Issue did not have an impact on the Company's financial statements.

            In February 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in this FSP FAS 123R-4 amends paragraphs 32 and A229 of FASB Statement No. 123R to incorporate the concept articulated in footnote 16 of FAS 123R. That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee's control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under FAS 123R, a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder's election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee's control (such as an initial public offering) until it becomes probable that event will occur. The guidance in this FSP shall be applied upon initial adoption of Statement 123R. An entity that adopted Statement 123R prior to the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. The Company does not anticipate that this new FSP will have any material impact upon its financial condition or results of operations.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(1)   Organization and Summary of Significant Accounting Policies (Continued):

      New Accounting Pronouncements (Continued)

            In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments -- an amendment of FASB Statements No. 133 and 140." SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the FASB's interim guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, however, early adoption is permitted for instruments acquired or issued after the beginning of an entity's fiscal year in 2006. The Company is evaluating the impact of this new pronouncement to its financial position and results of operations or cash flows.

            In March 2006, the FASB issued SFAS No. 156 ("FAS 156"), "Accounting for Servicing of Financial Assets--An Amendment of FASB Statement No. 140." Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and provide for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. The Statement will be effective beginning the first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on our financial position or results of operations.

            In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." This interpretation requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. FIN 48 provides guidance on de-recognition, classification, accounting in interim periods and disclosure requirements for tax contingencies. FIN 48 is effective for fiscal years beginning after December 15, 2006. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption will be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. The Company is evaluating the impact of this new pronouncement to its financial position and results of operations or cash flows.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(1)   Organization and Summary of Significant Accounting Policies (Continued):

      New Accounting Pronouncements (Continued)

            In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB 108 provides interpretive guidance on the SEC's views regarding the process of quantifying materiality of financial statement misstatements. SAB 108 is effective for fiscal years ending after November 15, 2006, with early application for the first interim period ending after November 15, 2006. The Company does not expect the adoption of SAB 108 will have a material impact on its financial position or results of operations.

            In September 2006, the FASB issued Statement No. 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is evaluating the impact of this new pronouncement to its financial position and results of operations or cash flows.

            In September 2006, the FASB issued Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)." SFAS 158 requires companies to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income, effective for fiscal years ending after December 15, 2006. SFAS 158 also requires companies to measure the funded status of the plan as of the date of its fiscal year-end, with limited exceptions, effective for fiscal years ending after December 15, 2008. The Company does not expect the adoption of SFAS 158 will have a material impact on our financial position or results of operations, as the Company does not currently have any defined benefit pension or other post-retirement plans.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(2)   Property, Equipment, and Improvements:

      A summary as of December 31, 2005 is as follows:



          Office equipment                                      $      153,362
          Repair equipment                                             148,852
          Leasehold improvements                                     1,253,481
                                                                --------------

                                                                     1,555,695
          Less accumulated depreciation and amortization                70,575
                                                                 -------------
                                                                $    1,485,120
                                                                ==============

            Depreciation and amortization expense for property, equipment, and improvements amounted to $47,172 and $21,722, for the years ended December 31, 2005 and 2004, respectively.


(3)   Accrued Expenses:

      Accrued expenses as of December 31, 2005 consist of the following:



          Accrued payroll                                       $       9,297
          Welfare payable                                              54,515
          Value added tax payable                                     488,276
          Accrued payable for leasehold improvements and
             fixed assets                                             268,531
          Other accrued expenses                                      142,759
                                                                -------------

                                                                $     963,378
                                                                =============

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

(4)   Income Taxes:

      The income tax provision amounted to $149,109 and $250,325, respectively, for the years ended December 31, 2005 and 2004 (an effective rate of -78.2% for 2005 and 39.5% for 2004). A reconciliation of the provision for income taxes with amounts determined by applying the statutory China federal income tax rate to income before income taxes is as follows:

                                                      2005       2004
                                                    --------   --------

Computed tax at federal statutory rate of 33%       $     --   $209,246
Entertainment                                             --      1,005
Non-deductible salaries and fringe benefits               --     40,074
Taxes on profit in Shang Fang and Jinche prior to
  contribution to the joint venture                  149,109         --
                                                    --------   --------

                                                    $149,109   $250,325
                                                    ========   ========

      The components of provision for the income taxes are as follows:

                                                      2005       2004
                                                    --------   --------

Current                                             $149,109   $250,325
Deferred                                                  --         --
                                                    --------   --------

                                                    $149,109   $250,325
                                                    ========   ========

      The Company discovered errors in its income tax computations and filings for 2005 and 2004. The Company consulted a certified tax advisor to review their revised computations, and assist in communicating the revised computations to the tax authorities. The tax advisor has advised the Company to pay all of the additional taxes related to 2005 and 2004 tax years on or before March 31, 2007, the reporting date for the Company's tax filings for 2006, to avoid any interest and penalties. Accordingly, no interest and penalties can be estimated, if any, and accordingly have been accrued. However, there can be no assurance that this action by the Company will ultimately avoid interest and penalties.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There are no significant components of the Company's deferred tax assets and liabilities as of December 31, 2005.

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------


(5)   Segment Reporting:

      The Company is structured as two distinct business units: Auto repair service and repair part sales, and auto insurance agent. Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Management uses the Company's internal statements of operations to evaluate each business unit's performance.

      Summarized operational results for the two segments for the years ended December 31, 2005 and 2004 are presented below:

                                                  2005          2004
                                              -----------    -----------
Net revenues:

  Auto repair service and repair part sales   $ 8,879,763    $ 4,296,790
  Commissions on auto insurance sales             419,122        837,532
                                              -----------    -----------

                                              $ 9,298,885    $ 5,134,322
                                              ===========    ===========

                                                     2005           2004
                                              -----------    -----------
Net income (loss):

  Auto repair service and repair part sales   $    23,942    $    41,784
  Commissions on auto insurance sales              15,366        341,972
  Merger cost                                    (379,293)            --
                                              -----------    -----------

                                              $  (339,985)   $   383,756
                                              ===========    ===========

Identifiable assets:                                             As of
                                                              December 31,
                                                                 2005
                                                              ----------

Auto repair service and repair part sales                     $3,464,204
Auto insurance agent                                           1,645,557
                                                              ----------

                                                              $5,109,761
                                                              ==========

Beijing Sino-US Jinche Yingang Auto Technological Services Limited
Notes to Combined Financial Statements
As of December 31, 2005 and for the
  Years Ended December 31, 2005 and 2004
--------------------------------------------------------------------------------

(6)   Commitments:

      The Company leases certain facilities under various long-term noncancellable and month-to-month leases. These leases are accounted for as operating leases. Rent expense amounted to $345,050 and $179,535 for the years ended 2005 and 2004, respectively.

      A summary of the future minimum annual rental commitments under the operating leases is as follows:

Year ending December 31,
  2006                         $ 1,203,649
  2007                           1,226,469
  2008                           1,201,434
  2009                           1,100,395
  2010                           1,056,581
2011 and thereafter              5,480,664
                               -----------

Total minimum lease payments   $11,269,192
                               ===========

                          DEEP FIELD TECHNOLOGIES, INC.
           Unaudited Pro Forma Condensed Combined Financial Statements

      On February 13, 2007, the Registrant completed its acquisition of AutoMart, a cooperative joint venture organized under the laws of The People's Republic of China (the "Joint Venture"), and the joint venture participants named therein, in exchange for (a) 83,081,635 shares of Class A Common, (b) 2,000,000 shares of Class B Common Stock (together representing over 90% of the issued and outstanding voting capital stock of the Registrant) and (c) the assumption by the Registrant of all obligations of Mayflower Auto Group LLC ("Mayflower") with respect to the issuance by Cornell Capital Partners, LP to Mayflower of certain promissory notes equal to Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) pending the satisfaction of certain notice requirements under applicable New Jersey corporate law, which such notice requirements will be satisfied on February 28, 2007. The acquisition will be accounted for as a reverse-acquisition. The unaudited pro forma combined condensed balance sheet as of September 30, 2006 and statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 are based on the historical financial statements of the Registrant and the Joint Venture appearing elsewhere in this report and has been prepared to reflect the Registrant's acquisition of the Joint Venture. These pro forma unaudited combined financial statements should be read in conjunction with the Registrant's historical financial statements and notes thereto and the financial statements of the Joint Venture included elsewhere in this report.

Deep Field Technologies, Inc.
Unaudited Proforma Condensed Combined Balance Sheet
As of September 30, 2006
(In Thousands, Except for Par and Share Data)


                                                                                           Proforma         Adjusted
                                      Assets               Deep Field       AutoMart     Adjustments        Proforma
                                                           ----------       --------     -----------        --------
Current assets
  Cash                                                             34             82             (34)(1)       1,732
                                                                                               1,650 (6)
  Accounts receivable, net                                         --          3,572              --           3,572
  Inventory                                                        --            653              --             653
  Prepaid expenses                                                  6            143              (6)(1)         143
  Other current assets                                             --             69              --              69
                                                           ----------       --------     -----------        --------
     Total current assets                                          40          4,519           1,610           6,169

Property, equipment and improvements, net                          --          1,693              --           1,693
Deposits                                                           --            955              --             955
                                                           ----------       --------     -----------        --------
                 Total assets                                      40          7,167           1,610           8,817
                                                           ==========       ========     ===========        ========


                  Liabilities and Stockholders Equity
Current liabilities
  Accounts payable                                                378          2,270             (34)(1)       2,614
  Accrued expenses                                                 --          1,496              (6)(1)       1,490
  Due to related parties                                          255            120            (255)(2)         120
  Due to employees                                                 --            644              --             644
  Income tax payable                                               --            411              --             411
  Notes payable to related parties                                190             --            (190)(2)          --
  Notes payable                                                   500             --           3,350 (6)       3,850
  Interest payable                                                                               231 (6)         231
  Other current liabilities                                        --            186              --             186
                                                           ----------       --------     -----------        --------
           Total current liabilities                            1,323          5,127           3,096           9,546


Minority Interest in Sino-US                                       --             --             102(4)          102

Stockholders equity (deficit)
   Preferred stock, $1.00 par value, authorized
     1,000,000 shares, no shares issued and outstanding            --             --              --              --

   Common stock
      Class A -  no par value, authorized
         10,000,000,000 shares                                    388             --           2,400 (2)       1,554
                                                                                              (1,700)(6)
                                                                                              (1,671)(3)
                                                                                               2,250 (5)
                                                                                                (114)(4)


      Class B - $0.01 par value, authorized
        50,000,000 shares                                          --             --              20 (5)          20
      Class C - $0.01 par value, authorized
        20,000,000 shares
      Additional paid in capital                                   --          2,270          (2,270)(5)          --


   Accumulated foreign currency translation adjustments            --             60              (3)(4)          57
   Retained earnings (accumulate deficit)                      (1,671)          (290)          1,671 (3)      (2,462)
                                                                                              (1,955)(2)
                                                                                                  15 (4)
                                                                                                (231)(6)
                                                           ----------       --------     -----------        --------
                                                                   40          7,167           1,610           8,817
                                                           ==========       ========     ===========        ========

Notes

(1) Cash and prepaid expenses to be utilized in operations or for costs associated with the exchange transaction.
(2) Issuance of 10,000,000 shares to Mr. Mchoney and Meller to pay off certain payables to these shareholders and the excess of the fair value of the shares over the payables was considered as compensation to them.

      Adjustments related to issuance of shares to Deep Field Shareholders:

       Shares                       Price                    Total
             10,000,000           $     0.24           $  2,400,000  Fair value of stock on the date of the reverse-merger
                                                           (152,488) Meller
                                                           (103,190) Mahoney
                                                           (190,000) Mahoney
                                                       ------------
                                                       $  1,954,322

(3) Reflects the assumption of the accumulated deficit of Deep Field in connection with the exchange transaction.
(4)   Adjustment for 5% minority interest in AutoMart retained by Jinche.
(5) Issuance of Class A and Class B common shares in relations to the acquisition and all the additional paid in capital was transferred to Class A common shares since Class A common shares have no par value.
(6)   12% Notes payable to Cornell  Capital  assumed from  Mayflower Auto Group,
      LLC.

Deep Fields Technologies Inc.
Unaudited Proforma Combined Statement of Operations
Nine Months Ended September 30, 2006
--------------------------------------------------------------------------------

                                                   Deep Fields
                                                 Technologies Inc     AutoMart Inc                           Combined
                                                   Nine Months         Nine Months                          Nine Months
                                                  September 30,       September 30,                        September 30,
                                                      2006                 2006            Adjustments         2006
                                                  -------------       -------------       -------------    -------------

SALES, net                                                   --           3,665,990                  --        3,665,990

COST OF SALES                                                --           1,921,501                  --        1,921,501
                                                  -------------       -------------       -------------    -------------

GROSS PROFIT                                                 --           1,744,489                  --        1,744,489

Operating Expenses:

  Selling                                                    --           1,030,491                  --        1,030,491
  General & Administrative                              282,418           1,095,705                  --        1,378,123
  Merger costs                                                                                1,954,322(1)     1,954,322
                                                  -------------       -------------       -------------    -------------

  LOSS FROM OPERATIONS                                 (282,418)           (381,707)         (1,954,322)      (2,618,447)


  THER INCOME (EXPENSE)

    Miscellaneous                                           869              47,477                  --           48,346
    Write-off of financing costs                             --                  --                  --               --
    Interest expense                                   (362,075)                               (301,500)(2)     (663,575)

                                                  -------------       -------------       -------------    -------------
  Total other income (expense)                         (361,206)             47,477            (301,500)        (615,229)

  LOSS FROM OPERATIONS BEFORE INCOME TAXES             (643,624)           (334,230)         (2,255,822)      (3,233,676)

  PROVISION FOR INCOME TAXES                                 --                  --                  --               --

                                                  -------------       -------------       -------------    -------------
  NET LOSS                                             (643,624)           (334,230)         (2,255,822)      (3,233,676)

  Other Comprehensive Income - Foreign currency
  translation adjustments                                    --              41,761                  --           41,761


                                                  -------------       -------------       -------------    -------------
  Comprehensive loss
                                                       (643,624)           (292,469)         (2,255,822)      (3,191,915)
                                                  =============       =============       =============    =============

  NET LOSS PER COMMON SHARE
     Basic and diluted                            $       (0.03)                                           $       (0.01)
                                                  =============                                            =============

  WEIGHTED AVERAGE SHARES OUTSTANDING --
     Basic and diluted                               20,250,248                             343,081,635(3)   363,331,883
                                                  =============                           =============    =============


Notes

(1) Termination of Agreement (Mahoney & Meller and related entities) 10,000,000 (class A shares) @ $.24 per share $2.4 million - $445,678 of forgiveness of payable = $1,954,322 of excess of fair value over payables (Table 1.1)

      The 10,000,000 shares include the following:
      5 Million of Common Stock, Class A to Mr. Mahoney
      5 Million of Common Stock, Class A to Mr. Meller

                                        Table 1.1
                     Shares                Price             Total
                  --------------     -------------------   ---------

                     10,000,000                 0.24       2,400,000  Fair value of stock on the date of the reverse-merger
                                                            (152,488) Meller
                                                            (103,190) Mahoney
                                                            (190,000) Mahoney
                                                         -----------
                                                           1,954,322


(2) Interest on 12% promissory notes of $3,350,000 assumed from Mayflower Auto Group, for the 9 months ended September 30, 2006

(3) Issuance of Common Stock Class A related to the merger 83,081,635 Common Stock Class A equivalent for Class B shares issued
      related to the merger (Table 1.2)                              250,000,000
      Issuance of  10,000,000  shares of Common  Stock Class A to
      Mr. Mahoney and Meller                                          10,000,000
                                                                     -----------
                                                                     343,081,635

                                    Table 1.2

                                                       Total of
                                                       Class A
                                 Shares             Conversion        Equivalent
                              --------------     ------------------  -----------

                               2,000,000                0.008        250,000,000

Deep Fields Technologies Inc.
Unaudited Proforma Combined Statement of Operations
Year Ended December 31, 2005
-----------------------------------------------------------------

                                                   Deep Fields
                                                Technologies Inc     AutoMart Inc                          Combined
                                                 For Year Ended     For Year Ended                      For Year Ended
                                                   December 31,      December 31,                        December 31,
                                                      2005               2005           Adjustments          2005
                                                ----------------    --------------    --------------     --------------

SALES, net                                                   112         9,298,885                --          9,298,997


COST OF SALES                                                 --         7,886,469                --          7,886,469
                                                ----------------    --------------    --------------     --------------


GROSS PROFIT                                                 112         1,412,416                --          1,412,528

Operating Expenses:
   Selling                                                                 238,730                --            238,730
   General & Administrative                              623,733           994,223                --          1,617,956
   Merger Costs                                                            379,293         1,954,322(1)       2,333,615
                                                ----------------    --------------    --------------     --------------

LOSS FROM OPERATIONS                                    (623,621)         (199,830)       (1,954,322)(1)     (2,777,773)


OTHER INCOME (EXPENSE)
   Miscellaneous                                           4,437             8,954                --             13,391
   Write-off of financing costs                          (10,000)               --                --            (10,000)
   Interest expense                                      (60,138)                           (402,000)(2)       (462,138)
                                                ----------------    --------------    --------------     --------------

Total other income (expense)                             (65,701)            8,954          (402,000)           (458,747)


LOSS FROM OPERATIONS BEFORE INCOME TAXES                (689,322)         (190,876)       (2,356,322)        (3,236,520)


PROVISION FOR INCOME TAXES                                    --           149,109                --            149,109

                                                ----------------    --------------    --------------     --------------
NET (LOSS) Income                                       (689,322)         (339,985)       (2,356,322)        (3,385,629)

Other Comprehensive Income - Foreign currency
   translation adjustments                                    --            18,924                --             18,924
                                                ----------------    --------------    --------------     --------------


Comprehensive loss                                      (689,322)         (321,061)       (2,356,322)        (3,366,705)
                                                ================    ==============    ==============     ==============

NET LOSS PER COMMON SHARE
   Basic and diluted                            $          (0.07)                                        $        (0.01)
                                                ================                                         ==============


WEIGHTED AVERAGE SHARES OUTSTANDING -
   Basic and diluted                                  10,013,984                         343,081,635(3)     353,095,619
                                                ================                      ==============     ==============


Notes

(1) Termination of Agreement (Mahoney & Meller and related entities) 10,000,000 (class A shares) @ $.24 per share $2.4 million - $445,678 of forgiveness of payable = $1,954,322 of excess of fair value over payables (Table 1.1)

      The 10,000,000 shares include the following:
      5 Million of Common Stock, Class A to Mr. Mahoney and related entity 5 Million of Common Stock, Class A to Mr. Meller and related entity

                                                     Table 1.1
                                 Shares                Price              Total
                              ------------         ---------------     ---------

                                10,000,000               0.24          2,400,000
                                                                        (152,488) Meller
                                                                        (103,190) Mahoney
                                                                        (190,000) Mahoney
                                                                    ------------
                                Excess of Fair Value Over Payable      1,954,322


(2) Interest on 12% promissory notes of $3,350,000 assumed from Mayflower Auto Group, for the year ended December 31, 2005


(3)   Issuance  of Common  Stock  Class A related  to the  merger     83,081,635

      Common Stock Class A equivalent  for Class B shares  issued
      related to the merger (Table 1.2)                              250,000,000

      Issuance of  10,000,000  shares of Common  Stock Class A to
      Mr. Mahoney and Meller                                          10,000,000
                                                                     -----------
                                                                     343,081,635

                                                      Table 1.2
                                                                      Total of
                                                                       Class
                                 Shares             Conversion      A Equivalent
                              ------------         ---------------  ------------
                                 2,000,000              0.008        250,000,000

                          DEEP FIELD TECHNOLOGIES, INC.
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)

BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet is presented to give effect to the acquisition as if it occurred on September 30, 2006 and combines the balance sheets of Deep Field and Automart as of that date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2006, and for the year ended December 31, 2005 record the acquisition transaction as if the acquisition had taken place on January 1, 2006 and January 1, 2005, respectively. The pro forma information does not purport to be indicative of the results that would have been reported if the above transactions had been in effect for the periods presented or which may result in the future.

SUMMARY OF TRANSACTION

      On February 13, 2007 (the "Transaction Date"), Deep Field Technologies, Inc. (the "Registrant") completed its acquisition of Beijing Sino-US Beijing Jinche Yingang Auto Technological Services, Ltd. ("AutoMart" and together with the Registrant, the "Company"), a cooperative joint venture organized under the laws of The People's Republic of China. The Registrant, AutoMart and those certain joint venture participants named therein (the "JV Participants") executed that certain Amended and Restated Securities Exchange Agreement on January 25, 2007 (the "Exchange Agreement") pursuant to which the JV Participants agreed to transfer to the Registrant, and the Registrant agreed to acquire from the JV Participants, ninety-five percent (95%) of the outstanding equity interests of AutoMart and all voting and economic rights, benefits and obligations (other than the right to receive distributions in connection with ;a liquidation, sale or other transfer, in whole, of AutoMart) of the remaining five percent (5%) interest in exchange for (a) Eighty-Three Million Eighty-One Thousand Six Hundred Thirty-Five (83,081,635) shares of the Registrant's Class A common stock, no par value per share (the "Common Stock"), (b) Two Million (2,000,000) shares of the Registrant's Class B common stock, par value $0.01 per share (the "Class B Common") and (c) the assumption by the Registrant of all obligations of Mayflower Auto Group LLC ("Mayflower") with respect to the issuance by Cornell Capital Partners, LP ("Cornell") to Mayflower of certain promissory notes equal to Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) (the "Mayflower Notes"). As a result of the consummation of the Exchange Agreement, and pending the satisfaction of certain notice requirements under applicale New Jersey corporate law (the "Notice"), the former holders of AutoMart capital stock (the JV Participants) shall beneficially own over ninety percent (90%) of the total outstanding voting securities of the Registrant. Such Notice was mailed to Reistrant's stockholders on February 8, 2007 and the securities shall be exchanged on February 28, 2007. For accounting purpose, the transaction is classified as a reverse merger which AutoMart is considered the acquirer (hereinafter referred to as the "Merger").

PRO FORMA ADJUSTMENTS

Proforma adjustments on the balance sheet as of September 30, 2006 include the following:

      1. Cash and prepaid expenses in the amount of $40,000 to be used to offset the accounts payable and accrued expenses.
      2. Issuance of 10,000,00 shares of common stock Class A to Mr. Mchoney and Mr. Meller valued at $0.24 per share to pay off payables to Mr. Mchoney and Mr. Meller in the amount of $446,000. The excess of the fair value of the shares over the payable amount in the amount of $1,954,000 was expensed.
      3. Accumulated deficit of Deep Field of $1,671,000 was adjusted to $0 as AutoMart's accumulated deficit will become the Registrant's accumulated deficit after the reverse-merger.

      4. Minority interest of $102,000 was recorded as Deep Field owns 95% of AutoMart after the merger.
      5. AutoMart's contributed capital account of $2,270,000 was reclassified to common stock Class A and Class B as approximately 83 million shares of common stock Class A and 2 million shares of common stock Class B were issued by Deep Field in exchange of 95% of the ownership of AutoMart.
      6. The Company assumed the outstanding notes payable to Cornell Capital in the amount of $3.35 million from Mayflower Auto Group, shareholder of AutoMart. $1.5 million of the note payable to Cornell Capital was entered in October 2007 and cash proceeds of the full amount will be retained by AutoMart. $150,000 out of the note payable entered in September 2005 has not yet contributed to AutoMart as of September 30, 2006.

Proforma adjustments on the statements of operations for the nine months ended September 30, 2006 and the year ended December 31, 2005 including the following:

      1. Issuance of 10,000,00 shares of common stock Class A to Mr. Mahoney and Mr. Meller valued at $0.24 per share to pay off payables of $446,000 payable to Mr. Mahoney and Mr. Meller. The excess of the fair value of the shares over the payable amount in the amount of $1,954,000 was expensed.
      2. Interest expense on 12% promissory notes of $3,350,000 assumed from Mayflower Auto Group was $301,500 and $402,000 for the 9 months ended September 30, 2006 and year ended December 31, 2005, respectively.
      3. Issuance of 83,081,635 shares of common stock Class A, issuance of 250,000,000 shares of common stock Class A equivalent (2,000,000 common stock Class B), and 10,000,000 shares of common stock Class A issued to Mr. Mchoney and Mr. Meller per the terms of the merger, totaling 343,081,635 shares. A holder of Class B Common has the right to convert each share of Class B Common into the number of shares of Common Stock determined by dividing the number of shares of Class B Common being converted by a twenty percent (20%) discount of the lowest price that the Registrant had over issued its Common Stock which was $0.01 per share.

PRO FORMA NET LOSS PER SHARE

The pro forma basis and dilutive net loss per share are based on the weighted average number of shares of pro forma Deep Field's common stock as if the shares issued to acquire AutoMart had taken place at the beginning of each of the reporting periods. Dilutive shares are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.